Exhibit 4.1

PARK INTERMEDIATE HOLDINGS LLC,

and

PK DOMESTIC PROPERTY LLC,

and

PK FINANCE CO-ISSUER INC.,

as Issuers,

PARK HOTELS & RESORTS INC.,

as Parent,

THE SUBSIDIARY GUARANTORS PARTY HERETO,

as Subsidiary Guarantors

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee and Collateral Agent

5.875% SENIOR SECURED NOTES DUE 2028

INDENTURE

DATED AS OF SEPTEMBER 18, 2020

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INCORPORATION

BY REFERENCE

i

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of September 18, 2020 among Park Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), PK Domestic Property LLC, a Delaware limited liability Company (“PK Domestic LLC”), PK Finance Co-Issuer Inc., a Delaware corporation (the “Corporate Co-Issuer” and, together with the Company and PK Domestic LLC, the “Issuers”), Park Hotels & Resorts Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors (as hereinafter defined) party hereto, and U.S. Bank National Association, as Trustee (in such capacity, the “Trustee”), and Collateral Agent (in such capacity, the “Collateral Agent”).

The Issuers, Parent, the Subsidiary Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the 5.875% Senior Secured Notes due 2028 (the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“1031 Property” means any Property that is at any time held by a “qualified intermediary” (a “QI”), as defined in the Treasury Regulations promulgated pursuant to Section 1031 of the Code, or an “exchange accommodation titleholder” (an “EAT”), as defined in Internal Revenue Service Revenue Procedure 2000-37, as modified by Internal Revenue Procedure 2004-51, (or in either case, by one or more Wholly Owned Subsidiaries thereof, singly or as tenants in common) which is a single purpose entity and has entered into an “exchange agreement” or a “qualified exchange accommodation agreement” with Parent, the Company, PK Domestic LLC or a Restricted Subsidiary in connection with the acquisition (or possible disposition) of such Property by the Company, PK Domestic LLC or a Restricted Subsidiary pursuant to, and intended to qualify for tax treatment under, Section 1031 of the Code.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“2025 Collateral Agent” means The Bank of New York Mellon in its capacity as “Collateral Agent” under the indenture and under the Security Documents governing the 2025 Senior Secured Notes, and its successors and permitted assigns.

“2025 Notes Obligations” means the “Notes Obligations” as defined in the indenture governing the 2025 Senior Secured Notes.

“2025 Notes Pledge Agreement” means the Pledge Agreement, dated as of May 29, 2020, by and among the Grantors party thereto and the 2025 Collateral Agent pursuant to the terms of the indenture governing the 2025 Senior Secured Notes, as the same may be further amended, restated, supplemented or modified from time to time.

“2025 Notes Secured Parties” means the 2025 Trustee, the 2025 Collateral Agent, each holder of the notes and each other holder of, or obligee in respect of, any 2025 Notes Obligations outstanding at such time.

“2025 Senior Secured Notes” means the $650,000,000 in aggregate principal amount of 7.500% senior secured notes due 2025 issued on May 29, 2020 pursuant to an indenture dated as of May 29, 2020 among the Issuers, Parent, the Subsidiary Guarantors and the 2025 Collateral Agent.

“2025 Trustee” means The Bank of New York Mellon in its capacity as “Trustee” under the indenture governing the 2025 Senior Secured Notes and any successor thereto in such capacity.

“Acceptable Land Use Arrangements” means the provisions of any easement agreements, street dedications or vacations, entitlements, public and/or private utility easements, condominium documents, licenses, declarations of covenants, conditions and restrictions, and other similar provisions granted by the Company or its Subsidiaries which (a) now exist, (b) are permitted to be entered into under the terms of any leases related to the Company’s Real Property and which in the aggregate do not materially burden or impair the Fair Market Value or use of such Real Property for the purposes for which it is or may reasonably be expected to be held or (c) are similar arrangements that are permitted as to their form and substance pursuant to the terms of agreements governing any Secured Indebtedness permitted to be incurred hereunder.

“Acceptable Preferred Equity Interests” means Preferred Stock issued by a REIT Subsidiary which (i) shall be non-voting with respect to the election of the directors, (ii) shall have an aggregate liquidation value held by Persons other than the Company and its Subsidiaries of up to $180,000 (exclusive of any accrued and unpaid dividends and early redemption premiums) with respect to any one issuer and (iii) may have additional liquidation value held by the Company or any Restricted Subsidiary; provided that such Preferred Stock shall not receive aggregate dividends and distributions in excess of 15% of the initial aggregate liquidation value thereof (exclusive of any early redemption premiums or any distribution in respect of a redemption or purchase of such Acceptable Preferred Equity Interests made by the Company or any of its Subsidiaries) during any fiscal year of Parent. For the avoidance of doubt, the term “Acceptable Preferred Equity Interests” includes, without limitation, the Preferred Stock of PK Domestic REIT outstanding on the Issue Date.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02, 2.13 and 4.08 hereof, as part of the same series as the Initial Notes.

“Additional Pari Passu Agreement” means the indentures, notes, credit agreements or other agreements under which Additional Pari Passu Lien Obligations of any Series are issued or incurred and all other instruments, agreements and other documents evidencing or governing Additional Pari Passu Lien Obligations of such Series or providing any guarantee, Lien or other right in respect thereof.

“Additional Pari Passu Collateral Agent” means the Person that serves as the collateral agent, collateral trustee or a similar representative for the holders of such Additional Pari Passu Lien Obligations.

“Additional Pari Passu Lien Obligations” means all Obligations that have been designated as such pursuant to the Intercreditor Agreement.

“Additional Pari Passu Secured Party” means the holders of any Additional Pari Passu Lien Obligations and the corresponding Authorized Representative and Other Agents with respect thereto.

“Adjusted Total Assets” means, as of any date of determination, the sum of (a) Total Assets for the Test Period most recently ended on or prior to the date of determination; and (b) any increase in Total Assets following the end of such quarter determined on a Pro Forma Basis, including any Pro Forma increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means any Registrar, co-registrar, Paying Agent, additional paying agent or the Collateral Agent.

“Ancillary Agreements” has the meaning given to such term in the Distribution Agreement, with any amendments and modifications that are not adverse to the interests of the Holders in any material respect.

“Applicable Premium” means, with respect to any Note at any date of redemption, the greater of: (1) 1.0% of the principal amount of such Note and (2) the excess, if any, of (A) the present value at such date of redemption of (i) the redemption price of such Note at October 1, 2023, such redemption price being set forth in the table appearing in Section 3.07(b) hereof, plus (ii) all remaining required interest payments due on such Note through October 1, 2023 (excluding accrued but unpaid interest to but excluding the date of redemption), computed using a discount rate equal to the Treasury Rate on such redemption date (or in the case of a satisfaction and discharge of this Indenture or a Legal Defeasance or Covenant Defeasance under this Indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the Notes are deposited with the Trustee) plus 50 basis points, over (B) the then outstanding principal amount of such Note, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Acquisition” means:

(1) an investment by the Company or its Restricted Subsidiaries in any other Person pursuant to which such Person becomes a Restricted Subsidiary of the Company or is merged into or consolidated with the Company or any of its Restricted Subsidiaries; and

(2) an acquisition by the Company or any of its Restricted Subsidiaries from any other Person of Property.

“Asset Sale” means any sale, transfer or other disposition (each, a “disposition”), including by way of merger, consolidation or Sale and Leaseback Transaction, in one transaction or a series of related transactions by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any of its Restricted Subsidiaries of any Property consisting of:

(1) all or any of the Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all of the property or assets of an operating unit or line of business of the Company or any of its Restricted Subsidiaries; or

(3) any other property and assets of the Company or any of its Restricted Subsidiaries (other than Capital Stock of a Person that is not a Restricted Subsidiary) outside the ordinary course of business;

provided that the term “Asset Sale” will not include:

(A) any disposition of assets with a Fair Market Value, or involving Net Cash Proceeds to the Company or a Restricted Subsidiary, not in excess of $150.0 million in any transaction or series of related transactions;

(B) the disposition of obsolete, surplus or worn out personal property, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of personal property no longer used, useful or economically practicable to maintain in the conduct of the business of the Company or the Restricted Subsidiaries, and the termination or assignment of Contractual Obligations to the extent such termination or assignment does not materially impair the ability of the Issuers to make payments on the Notes (as determined in good faith by the Company);

(C) dispositions of inventory and other property or assets (including leases of Real Property) in the ordinary course of business;

(D) a Permitted Investment or a Restricted Payment that is permitted by Section 4.06 hereof;

(E) the creation of a Lien not prohibited by this Indenture and the disposition of assets resulting from the foreclosure upon a Lien;

(F) transactions involving sales of equipment or Real Property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such transaction are applied to the purchase price of such replacement property, in each case within 180 days of receiving the proceeds of such transaction;

(G) operating leases and subleases and similar arrangements of any real or personal property in the ordinary course of business (which for the avoidance of doubt, includes operating subleases) and leases or subleases not interfering in any material respect with the ordinary course of business of the Company or the Restricted Subsidiaries (which for the avoidance of doubt, includes operating subleases);

(H) the disposition of cash or Cash Equivalents;

(I) a disposition of all or substantially all the assets of the Company or any of its Restricted Subsidiaries in accordance with Section 5.01 or Section 10.04 hereof, as applicable;

(J) the sale of the Equity Interests or Indebtedness or other securities of an Unrestricted Subsidiary;

(K) sales of (x) assets hereafter acquired pursuant to an acquisition or Investment permitted under this Indenture which assets are not used or useful to the principal business of the Company or its Restricted Subsidiaries or (y) any existing assets of the Company or its Restricted Subsidiaries which are divested in connection with an acquisition or Investment as required by applicable regulatory authorities;

(L) any Asset Sale by the Company or any of its Restricted Subsidiaries to the Company or any of its Restricted Subsidiaries; provided, that (x) if any of the applicable assets or properties is owned by any Issuer or any Subsidiary Guarantor, such Asset Sale must be made to any Issuer or any Subsidiary Guarantor and (y) if any of the applicable assets or properties constitutes Collateral, such Asset Sale must be sold to the Company or any Guarantor and continue to constitute Collateral (or be released pursuant to Section 12.03 hereof);

(M) dispositions consisting of discounting or forgiveness of accounts receivable in the ordinary course of business or in connection with the compromise, settlement or collection thereof;

(N) (i) licenses or sublicenses of Intellectual Property made in the ordinary course of business or (ii) any abandonment of Intellectual Property rights which, in the reasonable good faith determination of the Company, are no longer used in or useful to the business of the Company and the Restricted Subsidiaries;

(O) (i) termination of leases and Swap Contracts in the ordinary course of business or otherwise upon the expiration thereof, (ii) the expiration of any option agreement in respect of real or personal property, (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims (including in tort) in the ordinary course of business, and (iv) any surrender of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(P) the voluntary unwinding of any Hedging Obligations;

(Q) any sale consisting of the grant of Acceptable Land Use Arrangements;

(R) dedications of, or the granting of easements, rights of way, rights of access and/or similar rights, to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to any project, any Real Property held by the Company or its Restricted Subsidiaries, the Issuers or the public at large that would not reasonably be expected to interfere in any material respect with the operations of the Company or its Restricted Subsidiaries;

(S) sales, transfers, leases or other dispositions contemplated by, pursuant to, or in connection with the Spin-Off Documents, or any other tax matters or tax sharing agreement, employee matters agreement, transition services agreement or other similar agreement;

(T) trade-ins or exchanges of equipment or other fixed assets in the ordinary course of business;

(U) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(V) (i) the lease, sublease or license of any portion of any project to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage nightclubs, bars, restaurants, recreation areas, spas, pools, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within such project and (ii) the grant of or entering into declarations of covenants, conditions and restrictions and/or easements and/or condominium documents with respect to common area spaces and similar instruments benefiting such tenants of such leases, subleases and licenses generally and/or entered into connection with a project;

(W) the dedication of space or other dispositions of undeveloped land for Fair Market Value in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of any project; provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the operations of the Company and its Restricted Subsidiaries;

(X) any disposition of Designated Non-cash Consideration; provided that such disposition increases the amount of Net Cash Proceeds of the Asset Sale that resulted in such Designated Non-cash Consideration;

(Y) any disposition of property or assets, or the issuance of securities, by a Subsidiary or the Company to another Subsidiary or the Company; provided that any disposition made by the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary, as applicable, shall be permitted only to the extent permitted as an Investment under the definition of “Permitted Investments”; provided, that if any of the applicable assets, properties or securities is owned by any Issuer or any Subsidiary Guarantor, such Asset Sale must be made to any Issuer or any Subsidiary Guarantor;

(Z) dispositions to any other Person of Equity Interests of any REIT Subsidiary constituting preferred equity with a base liquidation preference of no more than $180,000 in the aggregate for any such REIT Subsidiary;

(AA) sales of assets subject to a Tax Protection Agreement;

(BB) sales of non-core assets or Equity Interests of a Restricted Subsidiary that owns primarily non-core assets, in each case, that do not constitute hotel-oriented Real Property, including the laundry businesses of certain Subsidiaries of the Company;

(CC) the settlement or early termination of any Permitted Bond Hedge Transaction and the settlement or early termination of any related Permitted Warrant Transaction;

(DD) dispositions in connection with an exchange or swap of real property or other assets (or Equity Interests of a Subsidiary owning real property or other assets) to the extent replaced by real property or other assets (or Equity Interests of a Person owning real property or other assets) of equal or greater value (or, if for lesser value, such difference in value shall be deemed to be included in the aggregate limitation under clause (II) below) in a transaction where the real property is covered by Section 1031 of the Code, or any comparable or successor provision regarding exchange of like property for use in a similar business or investment;

(EE) any transaction in connection with the UPREIT Reorganization;

(FF) sales of Equity Interests in non-Wholly Owned Subsidiaries and Joint Ventures pursuant to buy-sells, tag and drag along, and similar rights in the agreements governing such Subsidiaries and Joint Ventures;

(GG) surrenders or other dispositions of leasehold interests to the applicable lessor;

(HH) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Parent and its Subsidiaries; and

(II) dispositions of any Property acquired after the Issue Date; provided that the aggregate amount of all asset sales under this clause (II) shall not exceed the greater of $300.0 million and an amount equal to 3.0% of Adjusted Total Assets.

For purposes of determining compliance with this definition, in the event that any transaction (or any portion thereof) meets the criteria of more than one of the categories of permitted Asset Sales described in clauses (A) through (II) above, the Company may, in its sole discretion, at the time of the Asset Sale, divide or classify such Asset Sale (or any portion thereof) under any clause under which the assets subject to such Asset Sale would then be permitted to be disposed pursuant to, and at any future time may divide, classify or reclassify such Asset Sale (or any portion thereof) under any clause under which it would be permitted to be disposed of at such later time, and in each case will only be required to include the amount and type of such Asset Sale in one or more of the above clauses.

“Authorized Representative” means (i) in the case of any Credit Facility Obligations or the Credit Facility Secured Parties, the Credit Facility Collateral Agent, (ii) in the case of any Term Loan Obligations or the Term Loan Secured Parties, the Term Loan Collateral Agent, (iii) in the case of any 2025 Notes Obligations or the 2025 Notes Secured Parties, the 2025 Collateral Agent and (iv) in the case of any Series of Additional Pari Passu Lien Obligations (including the Notes Obligations) that becomes subject to the Intercreditor Agreement, the Additional Pari Passu Collateral Agent named for such Series in the applicable joinder to the Intercreditor Agreement (including the Collateral Agent).

“Average Life” means at any date of determination with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products obtained by multiplying:

(A) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security, and

(B) the amount of such principal payment; by

(2) the sum of all such principal payments.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The term “Beneficially Owns” has a corresponding meaning.

“Board of Directors” means:

(1) with respect to the Company, its board of managers or its managing member, as applicable;

(2) with respect to Parent, its board of directors; and

(3) with respect to any other Person, (A) if the Person is a corporation, the board of directors of the corporation, (B) if the Person is a partnership, the board of directors or other governing body of the general partner of the partnership, (C) if the Person is a member managed limited liability company, the board of directors or other governing body of its managing member, and (D) with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of a company (or if such company is a partnership or limited liability company and does not have a secretary or assistant secretary, the secretary or assistant secretary of its general partner or managing member) to have been duly adopted by the Board of Directors of such company and to be in full force and effect on the date of such certificate, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law or regulation to close in the State of New York or, with respect to any payments to be made under this Indenture, the place of payment.

“Capital Markets Indebtedness” means any Indebtedness having an aggregate outstanding principal amount in excess of $100.0 million, consisting of bonds, debentures, notes or other similar debt securities issued in (a) a public offering registered under the Securities Act, (b) a private placement to institutional investors that is resold in accordance with Rule 144A or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC or (c) a private placement to institutional investors. For the avoidance of doubt, the term “Capital Markets Indebtedness” does not include any Indebtedness under the Park Loan Documents or other commercial bank facilities or similar Indebtedness, Sale and Leaseback Transaction, Finance Lease Obligation or recourse transfer of any financial asset or any other type of Indebtedness incurred, in each case, in a manner not customarily viewed as a “securities offering.”

“Capital Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter.

“Cash Equivalents” means any of the following types of Investments:

(1) Government Securities due within one year after the date of the making of the Investment;

(2) readily marketable direct obligations of any State of the United States or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least A2 by Moody’s or A by S&P in each case due within one year from the making of the Investment;

(3) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States, any State thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any State thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (7) of this definition and (iii) has combined capital and surplus of at least $1.0 billion, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(4) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any bank incorporated under the laws of the United States, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250.0 million, or total assets of at least $5.0 billion, in each case due within one year after the date of the making of the Investment;

(5) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers’ acceptances of, and repurchase agreements covering Government Securities executed by any branch or office located in the United States of a bank incorporated under the laws of any jurisdiction outside the United States having on the date of such Investment combined capital, surplus and undivided profits of at least $500.0 million, or total assets of at least $15.0 billion, in each case due within one year after the date of the making of the Investment;

(6) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Exchange Act having on the date of the Investment capital of at least $500.0 million, due within 180 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a “primary dealer” in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

(7) commercial paper issued by any Person organized under the laws of the United States, any State thereof or the District of Columbia and having one of the two highest ratings obtainable from Moody’s or S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(8) “money market preferred stock” issued by a corporation incorporated under the laws of the United States, any State thereof or the District of Columbia (i) given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P, in each case having an investment period not exceeding 180 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by a lender or a bank described in clause (3) or (4) above;

(9) a readily redeemable “money market mutual fund” sponsored by a bank described in clause (4) or (5) above, or a registered broker or dealer described in clause (6) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (1) through (8) hereof and given on the date of such Investment a credit rating of at least Aa by Moody’s and AA by S&P;

(10) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the laws of the United States, any State thereof or the District of Columbia, or a participation interest therein; provided that any commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least A2 by Moody’s and A by S&P; and

(11) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (1), (3) and (7) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement, is a lender or an Affiliate of a lender or the administrative agent or an Affiliate of the administrative agent under any Credit Facilities, in its capacity as a party to such Cash Management Agreement and (b) any Person that, at the time it, or its Affiliate, became a lender or the administrative agent under any Credit Facilities, was a party to a Cash Management Agreement.

“Change of Control” means the occurrence of any of the following:

(1) Any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Parent and its Subsidiaries taken as a whole to any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding any employee benefit plan of the Company or its Subsidiaries, any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, or any Person formed as a holding company for Parent (in a transaction where the Voting Stock of Parent outstanding prior to such transaction is converted into or exchanged for the Voting Stock of the surviving or transferee Person constituting all or substantially all of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance))));

(2) Any person or “Person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50.0% of the equity securities of Parent entitled to vote for members of the Board of Directors or equivalent governing body of Parent; or

(3) Parent (or a Wholly Owned Subsidiary of Parent) shall cease to either (x) directly or indirectly own a majority of the common Equity Interests of the Company or (y) have the sole and exclusive power to exercise all management and control over the Company.

Notwithstanding the foregoing: (A) any holding company, all or substantially all of the assets of which are comprised of the equity securities of Parent, shall not itself be considered a “Person” or “group” for these purposes (provided that no “Person” or “group” Beneficially Owns, directly or indirectly, more than 50.0% of the voting equity securities of such holding company), and (B) neither (i) the transfer of assets between or among the Company’s Restricted Subsidiaries and the Company nor (ii) the UPREIT Reorganization shall, in either case, constitute a Change of Control.

“Change of Control Offer to Purchase” means an Offer to Purchase in connection with a Change of Control Triggering Event.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Clearstream” means Clearstream Banking, S.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means (i) the Initial Pledged Equity Interests, (ii) any Equity Interests or assets from time to time subject to a Lien pursuant to the Security Documents to secure the Notes Obligations and (iii) the proceeds of the foregoing.

“Collateral Agent” means U.S. Bank National Association in its capacity as “Collateral Agent” under this Indenture and under the Security Documents with respect to the Notes, and its successors and permitted assigns.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of common stock.

“Company” means Park Intermediate Holdings LLC, a Delaware limited liability company, and any and all permitted successors and assigns thereto.

“Company Operating Agreement” means the operating agreement of the Company as in effect on the Issue Date, as the same may be amended from time to time (including in connection with the UPREIT Reorganization and to admit additional members thereto from time to time).

“Consolidated EBITDA” means, with respect to a Person for any period and without duplication, the sum of:

(1)	net income (loss) of such Person for such period determined on a consolidated basis excluding the following (but only to the extent included in determining net income (loss) for such period):

(A)	depreciation and amortization;

(B)	interest expense;

(C)	income tax expense;

(D)

extraordinary or nonrecurring items, including, without limitation, gains, losses, charges or expenses from the sale of operating Properties, early extinguishment of Indebtedness (including prepayment premiums), and transaction costs of acquisitions not permitted to be capitalized pursuant to GAAP;

(E)

other non-cash charges, including share-based compensation expense and impairment charges or expenses (other than non-cash charges that constitute an accrual of a reserve for future cash payments or charges); and

(F)	equity in net income (loss) of its Joint Ventures; plus

(2)	such Person’s Ownership Share of Consolidated EBITDA of its Joint Ventures.

Consolidated EBITDA shall be adjusted to remove any impact from amortization of intangibles pursuant to FASB ASC 805.

“Consolidated Interest Expense” means, with respect to a Person for a given period, without duplication, (a) total interest expense of such Person including capitalized interest (other than capitalized interest funded under a construction loan interest reserve account), determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Ownership Share of Consolidated Interest Expense described in clause (a) of its Joint Ventures for such period. Consolidated Interest Expense shall include the interest component of Finance Lease Obligations and shall exclude the non-cash amortization of any deferred financing fees.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any contractual obligation to which such Person is a party or by which it or any of its Property is bound or subject.

“Convertible Indebtedness” means Indebtedness of the Company or Parent (which may be Guaranteed by the Subsidiary Guarantors) permitted to be incurred under the terms of this Indenture that is (1) either (a) convertible into Common Stock of Parent(and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Common Stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for Common Stock of Parent and/or cash (in an amount determined by reference to the price of such Common Stock) and (2) subordinated to the Notes and all Obligations with respect to the Notes on terms customary at the time for convertible subordinated debt securities.

“Corporate Co-Issuer” means PK Finance Co-Issuer Inc., a Delaware corporation, and any and all successors thereto.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuers.

“COVID-19 Relief Funds” means funds or credit or other support received by the Company or any Subsidiary of the Company from, or with the credit or other support of, any Governmental Authority, and incurred with the intent to mitigate through liquidity or other financial relief the impact of the COVID-19 global pandemic on the business and operations of the Company and its Subsidiaries.

“Credit Agreement” means that certain Credit Agreement, dated as of December 28, 2016 (as amended, restated, supplemented or otherwise modified from time to time), by and among the Company, Parent, solely for the limited purposes described in Section 13.23 thereof, PK Domestic LLC, the other Subsidiaries of the Company from time to time party thereto as Subsidiary Borrowers (as defined therein), Wells Fargo Bank, National Association, as administrative agent, and the lenders from time to time party thereto.

“Credit Facilities” means one or more debt facilities (including each of the Park Credit Agreements), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables), letters of credit or the issuance of securities, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise), refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Credit Facility Collateral Agent” means Wells Fargo Bank, National Association, as collateral agent for the Credit Facility Secured Parties, and its successors and permitted assigns.

“Credit Facility Obligations” means the “Guaranteed Obligations” as defined in the Credit Agreement.

“Credit Facility Pledge Agreement” means a Pledge Agreement, dated as of May 29, 2020, by and among the Company, the Grantors party thereto and the Credit Facility Collateral Agent pursuant to the terms of the Credit Agreement, as the same may be further amended, restated, supplemented or modified from time to time.

“Credit Facility Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Currency Agreement” means any agreement or arrangement designed to protect against fluctuations in currency exchange rates.

“Custodian” means the Trustee, as custodian for the Depositary or its nominee with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration by an Officer of the Company, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption, payment or collection of, on or with respect to such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock by the Company on the issuance date thereof, and the cash proceeds of which are excluded from the calculation set forth in Section 4.06(a)(4)(C) hereof.

“Development/Redevelopment Property” means at any time a Property that upon completion will constitute an Income Property and that is currently under development or major redevelopment and not an operating property during such development or major redevelopment and on which the improvements related to the development or major redevelopment have not been completed. The term “Development/Redevelopment Property” shall include real property of the type described in the immediately preceding sentence that satisfies both of the following conditions: (i) it is to be (but has not yet been) acquired by the Company, any Subsidiary or any Joint Venture upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition and (ii) a third party is developing or redeveloping such property using the proceeds of a loan that is Guaranteed by, or is otherwise recourse to, the Company, any Subsidiary or any Joint Venture. A Development/Redevelopment Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property has been substantially completed for at least four (4) full fiscal quarters shall cease to constitute a Development/Redevelopment Property.

“Discharge” means, with respect to any Collateral and any Series of Pari Passu Lien Obligations, the date on which such Series of Pari Passu Lien Obligations is no longer secured by, and no longer required to be secured by, such Collateral pursuant to the terms of the documentation governing such Series of Pari Passu Lien Obligations. The term “Discharged” shall have a corresponding meaning.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than upon a sale of assets or a change of control that constitutes an Asset Sale or a Change of Control Triggering Event and is subject to the prior repurchase of the Notes), pursuant to a sinking fund obligation or otherwise or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Stated Maturity of the Notes (in each case, other than Capital Stock which is redeemable solely in exchange for any Equity Interest that is not Disqualified Stock and cash in lieu of fractional shares).

“Distribution Agreement” means that certain Distribution Agreement, dated as of January 2, 2017, by and among Hilton, Parent and HGV, with any amendments and modifications that are not adverse to the interests of the Holders in any material respect.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private offering of Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of (1) the Company or (2) Parent; provided that the net proceeds of any such public or private offering by Parent are (or are contemplated to be in the event unsuccessful) contributed by Parent to the Equity Interests (other than Disqualified Stock or Designated Preferred Stock) of the Company.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means the net cash proceeds, or the Fair Market Value of property or assets, received by the Company as a contribution to the Company’s common equity after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case if designated by the Company as an Excluded Contribution and as determined in good faith by the Company and not previously included in the calculations set forth in Section 4.06(a)(4)(C)(ii)(a) and Section 4.06(a)(4)(C)(ii)(b) hereof, for purposes of determining whether a Restricted Payment may be made.

“Fair Market Value” means the price that would be paid in an arm’s-length transaction under the applicable circumstances, as determined in good faith by the Company.

“Finance Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of such Person as lessee that is required to be classified and accounted for as a finance lease in accordance with GAAP; provided, that for the avoidance of doubt, any lease that is accounted for by any Person as an operating lease as of the Issue Date and any Similar Lease entered into after the Issue Date by any Person may, in the sole discretion of the Company, be treated as an operating lease and not a Finance Lease; and provided further that any ground lease or similar obligation will be deemed not to be a Finance Lease.

“Finance Lease Obligations” means the liability under a Finance Lease as reflected on the balance sheet of such Person in accordance with GAAP.

“Fiscal Quarter” means the fiscal quarter of the Company consisting of the three calendar month periods ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of the Company consisting of the twelve-month period ending on each December 31.

“Fitch” means Fitch Ratings Inc. and its successors.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Franchise Agreement” means an agreement permitting the use of the applicable hotel brand name, hotel system trademarks, trade names and/or any related rights in connection with the ownership or operation of a Property or Properties (including any associated owners’ agreement but excluding any Management Agreement).

“Funds From Operations” means, with respect to a Person and for a given period, (a) net income (loss) of such Person for such period determined on a consolidated basis in accordance with GAAP minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period plus (c) depreciation with respect to such Person’s real estate assets and amortization (other than amortization of deferred financing costs) of such Person for such period, all after adjustment for Joint Ventures. Adjustments for Joint Ventures will be calculated to reflect Funds From Operations on the same basis. For purposes of this Indenture, Funds From Operations shall be calculated consistent with the White Paper on Funds From Operations dated December 2018 issued by National Association of Real Estate Investment Trusts, Inc., but without giving effect to any supplements, amendments or other modifications promulgated after the Issue Date.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied, as in effect on the Issue Date.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(d)(3) hereof.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States or obligations guaranteed by the full faith and credit of the United States and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States that are generally considered in the securities industry to be implicit obligations of the United States.

“Governmental Authority” means any government or political subdivision of the United States or any other country, whether national, federal, state, provincial, local or otherwise, or any agency, authority, board, bureau, central bank, commission, department, municipality or instrumentality thereof or therein, including, without limitation, any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to such government or political subdivision (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantors” means, as and to the extent applicable, PK Domestic LLC and each Subsidiary of the Company which has granted a security interest pursuant to any Pari Passu Security Document to secure any Series of Pari Passu Lien Obligations.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person; or

(2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” means the Subsidiary Guarantors and Parent, in its capacity as providing a Guarantee of the Notes.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is a lender or an Affiliate of a lender or the administrative agent or an Affiliate of the administrative agent under any Credit Facilities, in its capacity as a party to such Swap Contract.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under any Interest Rate Agreement or Currency Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute Hedging Obligations.

“HGV” means Hilton Grand Vacations, Inc.

“Hilton” means Hilton Worldwide Holdings Inc.

“Holder” means a Person in whose name a Note is registered.

“Hotel Sale Agreement” means any agreement providing for the sale of a Property or Equity Interests in a Subsidiary of the Company that directly or indirectly owns in fee simple such Property, or is party to a ground lease in respect thereof, to the extent such sale is permitted under this Indenture.

“Income Property” means any Property comprised of a hotel and/or hotel business or an operating business or facility ancillary to a hotel or hotel business (including without limitation, laundry services, employee housing, retail, parking, golf courses, docking facilities and spa facilities). “Income Property” shall not include any Development/Redevelopment Property or undeveloped land. Each Income Property shall continue to be classified as an Income Property under this Indenture until the Company reclassifies such Income Property as a Development/Redevelopment Property for purposes of this Indenture, upon and after which such property shall be classified as Development/Redevelopment Property under this Indenture.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for the payment of, contingently or otherwise, such Indebtedness; provided, that any premiums, interest (including post-petition interest and payment-in-kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted under this Indenture will not be considered to be an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all obligations of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(3) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of Property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business or other accounts payable in the ordinary course of business in accordance with ordinary trade terms, (ii) financing of insurance premiums and (iii) any earn-out obligation or purchase price adjustment until such obligation becomes a liability on the balance sheet (excluding the footnotes thereto) in accordance with GAAP);

(5) all Indebtedness of others to the extent secured by any Lien on Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; provided, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the Fair Market Value of such Property and the amount of the Indebtedness secured;

(6) with respect to any Finance Leases of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP;

(7) the net amount of the obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (including Swap Contracts);

(8) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances, except obligations in respect of letters of credit issued in support of obligations not otherwise constituting Indebtedness shall not constitute Indebtedness except to the extent such letter of credit is drawn and not reimbursed within 10 Business Days;

(9) the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any non-guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends); and

(10) all Guarantees of such Person in respect of Indebtedness of others of the kinds referred to in clauses (1) through (9) above (other than, for the avoidance of doubt, in connection with any completion guarantee);

provided, that Indebtedness shall not include any obligations in respect of indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds, in each case securing any such obligations of the Issuers or any of the Restricted Subsidiaries, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) in a principal amount not in excess of the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuers and the Restricted Subsidiaries on a consolidated basis in connection with such disposition.

The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner unless recourse is limited, in which case the amount of such Indebtedness shall be the amount such Person is liable therefor (except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor). The amount of Indebtedness of the type described in clause (4) shall be calculated based on the net present value thereof. The amount of Indebtedness of the type referred to in clause (7) above of any Person shall be zero unless and until such Indebtedness becomes due, in which case the amount of such Indebtedness shall be the amount due that is payable by such Person. For the avoidance of doubt, it is understood and agreed that (x) any obligations of such Person in respect of Cash Management Agreements, (y) any obligations of such Person in respect of employee, consultant or independent contractor deferred compensation and benefit plans and (z) any obligations of such Person in respect of taxes, assessments, governmental charges, levies or distribution requirements to shareholders under applicable REIT requirements under the Code shall not constitute Indebtedness. For all purposes with respect to this definition, the term “Indebtedness” of the Company and its Restricted Subsidiaries shall exclude (i) intercompany liabilities arising from or associated with cash management, tax, or accounting operations and made in the ordinary course of business, (ii) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business and (iii) Permitted Non-Recourse Guarantees.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $725,000,000 in aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Initial Pledged Equity Interests” means, on the Issue Date, the Equity Interests in the following Subsidiary Guarantors: HLT NY Hilton LLC, Chicago Hilton LLC, HLT San Jose LLC, Hilton Land Investment 1, LLC, G/B/H Four Star, LLC, G/B/H Condo Owner, LLC, G/B/H Golf Course, LLC, Casa Marina Owner, LLC, BRE/FL Development Parcels L.L.C., Key West Reach Owner, LLC, and Global Resort Partners.

“Initial Purchasers” means BofA Securities, Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, Barclays Capital Inc., Jefferies LLC, Truist Securities, Inc., BBVA Securities Inc., Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., Credit Agricole Securities (USA) Inc., Raymond James & Associates, Inc. and Regions Securities LLC.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act.

“Intellectual Property” means patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade names, URLs, copyrights, computer software, trade secrets, know-how and processes.

“Intercreditor Agreement” means that certain Amended and Restated Pari Passu Intercreditor Agreement (as amended, restated, supplemented or otherwise modified from time to time), dated as of May 29, 2020, among (i) the Credit Facility Collateral Agent, as collateral agent for the Credit Facility Secured Parties, (ii) the Term Loan Collateral Agent, as collateral agent for the Term Loan Secured Parties, (iii) the 2025 Collateral Agent, (iv) the Collateral Agent, as collateral agent for the Notes Secured Parties, (v) each Additional Pari Passu Collateral Agent from time to time party thereto for the Additional Pari Passu Secured Parties of the Series with respect to which it is acting in such capacity, (vi) the Company and (vii) each of the Grantors from time to time party thereto.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of four Fiscal Quarters ending on or most recently ended prior to such date to (ii) Consolidated Interest Expense of the Company and its Restricted Subsidiaries for such period; provided, however, for purposes of calculating the Interest Coverage Ratio, Consolidated Interest Expense related to any amortization of deferred financing costs and original issue discount shall be excluded.

“Interest Rate Agreement” means any interest rate swap agreement (whether from fixed to floating or from floating to fixed), interest rate cap agreement or interest rate collar agreement and any other agreement or arrangement designed to manage interest rates or interest rate risk.

“Investment” means any (i) direct or indirect advance, loan or other extension of credit to another Person (including without limitation by way of Guarantee or similar arrangement, but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of the Company and the Restricted Subsidiaries, and residual liabilities with respect to assigned leaseholds incurred in the ordinary course of business), (ii) capital contribution to another Person (by means of any transfer of cash or other property (tangible or intangible) to such Person or any payment for property or services solely for the account or use of such Person, or otherwise), or (iii) purchase or acquisition of Equity Interests, bonds, notes, debentures or other similar instruments issued by another Person, and will include:

(1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2) the Fair Market Value of the Equity Interests (and any other Investment), held by the Company or any of the Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided that the Fair Market Value of the Investment remaining in any Person that has ceased to be a Restricted Subsidiary will be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.06 hereof:

(A) “Investment” will include the portion (proportional to the Company’s Equity Interest in such Subsidiary) of the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(B) the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary will be considered a reduction in outstanding Investments; and

(C) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or Fitch.

“Issue Date” means the date the Initial Notes are originally issued.

“Issuers” means collectively, the Company, PK Domestic LLC and the Corporate Co-Issuer.

“Joint Venture” means any Person, other than a Subsidiary of the Company, in which the Company or a Restricted Subsidiary holds or acquires an ownership interest (whether by way of Capital Stock, partnership or limited liability company interest, or other evidence of ownership).

“Lien” means any mortgage, deed of trust, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means any acquisition or other Investment permitted under this Indenture and any related incurrence of Indebtedness by the Company or any Restricted Subsidiary whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Management Agreement” means any agreement entered into by Parent, the Company or any of its Restricted Subsidiaries under which it engages a Person to advise it with respect to the management of a given Property or Properties and/or to manage a given Property or Properties (including any associated owner’s agreement).

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds received by the Company or any Restricted Subsidiary as a result of such Asset Sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, without duplication, net of: (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers and title and recording and transfer taxes) related to such Asset Sale; (ii) provisions for all taxes actually paid or payable as a result of such Asset Sale by any Parent Entity, any REIT Subsidiary, the Company and the Restricted Subsidiaries, taken as a whole, as reasonably determined by Parent (and taking into account whether any such sale qualifies for non-recognition treatment under Section 1031 of the Code and further taking into account any distributions contemplated by clause (iii) below), including (without duplication) taxes that would have been payable as a result of such Asset Sale by any Parent Entity, any REIT Subsidiary, the Company and the Restricted Subsidiaries if all Parent Entities, all REIT Subsidiaries, the Company and each Restricted Subsidiary in which the Company owns less than 100% of the interests were taxable as a corporation or as a REIT for federal, state and local income tax purposes, whichever is greater, and, in each case, without taking into account any deductions, credits or other tax attributes that are not related to such Asset Sale, and at the highest rate that would be applicable to such entity at such time; (iii) distributions to any Parent Entity or any REIT Subsidiary, in an amount not to exceed the reasonably estimated net capital gain recognized by Parent Entity or any REIT Subsidiary as a result of such Asset Sale, in order for such Parent Entity or REIT Subsidiary to pay a capital gain dividend within the meaning of Section 857(b)(3)(B) of the Code in respect of such Asset Sale; (iv) all payments made to repay Indebtedness outstanding at the time of such Asset Sale that either (A) is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets or (B) is required, by its terms or by applicable law, to be repaid out of the proceeds from such Asset Sale; (v) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale; (vi) any portion of the purchase price from such Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Cash Proceeds shall be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary; (vii) amounts reserved by the Company and the Restricted Subsidiaries against any liabilities associated with such Asset Sale, including without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined on a consolidated basis in conformity with GAAP; and (viii) any payments required under Tax Protection Agreements as a result of such Asset Sale.

“Non-Recourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness; provided, however, except with respect to Indebtedness of any Subsidiary Guarantor, such Indebtedness may be recourse to the Person or Persons that own the assets encumbered by the Lien securing such Indebtedness so long as (x) such Person or Persons do not own any assets that are not subject to such Lien (other than assets customarily excluded from an all assets financing) and (y) in the event such Person or Persons directly or indirectly own Equity Interests in any other Person, all assets of such Person or Persons (other than assets customarily excluded from an all assets financing) are also encumbered by the Lien securing such financing.

“Note Guarantee” means a Guarantee of the Notes by the Guarantors.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Notes Documents” means this Indenture, the Notes, the Note Guarantees and the Security Documents.

“Notes Obligations” means any obligation to pay any unpaid principal and interest on the Notes, and all other Obligations of the Issuers and any Guarantor or other co-obligor under any Notes Document, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with, the Notes and the related notes documentation, in each case, whether on account of principal, interest, guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to any Issuer or any Guarantor whether or not a claim for post-petition interest is allowed in such proceedings and all fees and disbursements of counsel of the Trustee and the Collateral Agent that are required to be paid by the Issuers or any Guarantor or co-obligor pursuant to the terms of this Indenture or other Notes Documents).

“Notes Pledge Agreement” means the Pledge Agreement, dated as of the Issue Date, by and among the Grantors party thereto and the Collateral Agent pursuant to the terms of this Indenture, as the same may be further amended, restated, supplemented or modified from time to time.

“Notes Secured Parties” means the Trustee, the Collateral Agent, each Holder and each other holder of, or obligee in respect of, any Notes Obligations outstanding at such time.

“Obligations” means any principal, interest, Applicable Premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an offer by the Issuers to purchase Notes from the Holders commenced by delivering a notice to the Trustee and each Holder stating:

(1) the covenant pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

(2) the purchase price and the date of purchase (which will be a Business Day no earlier than 10 days nor later than 60 days from the date such notice is sent) (“Payment Date”);

(3) that any Note not tendered will continue to accrue interest pursuant to its terms;

(4) that, unless the Issuers default in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of Holder to Elect Purchase” on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice or, in the case of a Note in global form registered in the name of the Depositary or its nominee, in accordance with the Depositary’s Applicable Procedures, in each case prior to the close of business on the Business Day immediately preceding the Payment Date;

(6) that Holders will be entitled to withdraw their election (in the case of Notes in global form registered in the name of the Depositary or its nominee in accordance with the Depositary’s Applicable Procedures), so long as such withdrawal is effected prior to the close of business on the third Business Day immediately preceding the Payment Date, or if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a facsimile, PDF or other electronic transmission or letter or an instruction to the Depositary, as applicable, setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000 thereof.

In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, in the Issuers’ discretion, the Payment Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Payment Date, or by the Payment Date as so delayed.

On the Payment Date, the Issuers shall:

(A) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase;

(B) deposit with the Paying Agent money sufficient, as determined by the Issuers, to pay the purchase price of all Notes or portions thereof so accepted; and

(C) promptly thereafter deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officer’s Certificate specifying the Notes or portions thereof accepted for payment by the Issuers.

The Paying Agent will promptly deliver to the Holders so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of any Note surrendered; provided that each Note purchased and each new Note issued will be in a principal amount of $2,000 and any higher integral multiple of $1,000. The Issuers shall publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date.

“Offering Memorandum” means the final offering memorandum dated September 15, 2020 relating to the offering of the Initial Notes by the Issuers.

“Officer” means, with respect to any Person, (a) the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the General Counsel, the Secretary, or the Assistant Secretary of such Person, or (b) if such Person is a limited or general partnership or limited liability company, the persons holding the positions set forth in clause (a) of such Person or any direct or indirect general partner or managing member of such Person, as the case may be.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company that meets the requirements of Section 13.04 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.04 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Other Agents” means (i) the administrative agent under the Credit Agreement, (ii) the administrative agent under the Term Loan Credit Agreement, (iii) the 2025 Trustee and paying agent under the indenture for the 2025 Senior Secured Notes and (iv) any administrative agent, trustee, paying agent, collateral agent or other similar agent for any Series of Additional Pari Passu Lien Obligations (including the Trustee and the Paying Agent under this Indenture).

“Overdraft Line” means Indebtedness with respect to overdraft protections (including, but not limited to, intraday, ACH and purchasing card/T&E services), established for any of the Company and its Subsidiaries’ ordinary course of operations, which Indebtedness may be secured.

“Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Joint Venture of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Joint Venture or (b) such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Joint Venture determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Joint Venture.

“Parent” means Park Hotels & Resorts Inc. and its permitted successors and assigns.

“Parent Entity” means Parent, PK Domestic REIT (following the UPREIT Reorganization) and any other direct or indirect parent of the Company.

“Pari Passu Lien Obligations” means, collectively, (i) the Credit Facility Obligations, (ii) the Term Loan Obligations, (iii) the 2025 Notes Obligations and (iv) each Series of Additional Pari Passu Lien Obligations (including the Notes Obligations).

“Pari Passu Secured Parties” means (a) the Credit Facility Secured Parties, (b) the Term Loan Secured Parties, (c) the 2025 Notes Secured Parties and (d) any Additional Pari Passu Secured Parties (including the Notes Secured Parties).

“Pari Passu Security Documents” means the Credit Facility Pledge Agreement, the Term Loan Pledge Agreement, the 2025 Notes Pledge Agreement and any other agreement, document or instrument pursuant to which a Lien on the Collateral is granted or purported to be granted to a collateral agent securing Pari Passu Lien Obligations including any Additional Pari Passu Lien Obligations or under which rights or remedies with respect to such Liens are governed (including the Notes Pledge Agreement).

“Park CMBS Loan Agreements” means, collectively, the following loan agreements as each may have been or may be amended, restated, supplemented, refinanced or otherwise modified from time to time: that certain Loan Agreement dated October 24, 2016, related to the Hilton Hawaiian Village property; that certain Loan Agreement dated October 7, 2016, related to (i) the Parc 55 San Francisco property, and (ii) the Hilton San Francisco Union Square property; that certain Loan Agreement dated February 15, 2013, related to the Hilton Checkers Los Angeles property; and that certain Loan Agreement dated July 11, 2013, related to the W Chicago City Center property.

“Park Credit Agreements” means, collectively, the Credit Agreement and the Term Loan Credit Agreement.

“Park Loan Documents” means, collectively, (i) the Park Credit Agreements; (ii) the pledge agreements and other collateral documents creating or perfecting a Lien pursuant to the Park Credit Agreements, including the Intercreditor Agreement, the Term Loan Pledge Agreement and the Credit Facility Pledge Agreement, (iii) any fee letters pursuant to the Park Credit Agreements, (iv) any letter of credit applications and any other document, agreement and instrument entered into by a letter of credit issuer and the Company relating to a letter of credit issued pursuant to the Park Credit Agreements, (v) the Park CMBS Loan Agreements, (vi) the Park Mortgage Facilities and (vii) all guarantees and other documents related to the foregoing, as amended, restated, refunded, renewed, replaced, refinanced, supplemented or otherwise modified from time to time.

“Park Mortgage Facilities” means, collectively, the following loan agreements, as each may have been or may be amended, restated, supplemented, refunded, renewed, replaced, refinanced or otherwise modified from time to time: those certain Fee and Leasehold Deed of Trust dated July 27, 2012 and Leasehold Deed of Trust dated July 27, 2012, related to the Hilton Denver City Center property; that certain Loan Agreement dated June 23, 2016, related to the Boston Hyatt Regency property; that certain Loan Agreement dated December 11, 2015, related to the Embassy Suites Old Town Alexandria; that certain Loan Agreement dated November 7, 2014, related to (i) the Capital Hilton property, and (ii) the Hilton Torrey Pines property; that certain Loan Agreement dated April 15, 2011 related to the Hilton San Diego Bayfront property; that certain Loan Agreement dated July 7, 2014 related to the Hilton Orlando Convention Center property; that certain Loan Agreement dated May 28, 2015, related to the Doubletree Hotel Ontario Airport property; that certain Loan Agreement dated October 2, 2015, related to the DoubleTree Hotel Spokane City Center; and those certain Fee Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents and Leasehold Deed of Trust, Security Agreement, Fixture Filing and Assignment of Leases and Rents, each dated November 23, 2016, related to the Hilton Santa Barbara Beachfront Resort.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Payment Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on a Parent Entity’s Common Stock purchased by the Company in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Company from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Company from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Government Revenue Bond Indebtedness” means revenue bonds issued by a state or local government or an agency, authority or other instrumentality thereof, the proceeds of which are used to finance or refinance the acquisition, construction, equipping or improvement of facilities or property used in a Related Business or public infrastructure improvements related thereto, and any deferred lease obligation of the Company, the Issuers or any of their Restricted Subsidiaries relating thereto; provided, that (a) such revenue bonds are non-recourse to the Company, the Issuers and any of their Restricted Subsidiaries (unless and to the extent the Company or a Restricted Subsidiary is the holder of such bonds), and (b) the principal of, interest on or costs relating to such revenue bonds are payable solely from (i) proceeds of such bonds, (ii) all or an incremental portion of sales, use, lodgers’, property and other generally applicable taxes (not including income taxes), whether generated by or levied on such facilities or property or the activities and business conducted thereon or upon property located in a broader area, (iii) reserve funds created with proceeds of such bonds or with revenues described in (ii), (iv) a general or “moral obligation” pledge of a state or local government or agency, authority or other instrumentality thereof, or (v) if Parent, the Issuers or a Restricted Subsidiary is the holder of such bonds, payments made by the Company, the Issuers or a Restricted Subsidiary.

“Permitted Investment” means:

(1) cash or Cash Equivalents;

(2) loans or advances to officers, directors and employees of the Company or its Restricted Subsidiaries (i) in the ordinary course of business for travel, entertainment, relocation and analogous ordinary business purposes, (ii) in respect of payroll payments and expenses in the ordinary course of business, (iii) in connection with such Person’s purchase of Equity Interests of the Company (or its direct or indirect parent) solely to the extent that the amount of such loan and advances shall be contributed to the Company in cash as common equity, and (iv) in connection with the payment of statutory minimum federal and state income tax obligations associated with the vesting of shares of restricted common equity of the Company or Parent issued under stock incentive plans;

(3) (i) Investments by the Company or any Subsidiary Guarantor in the Company or any Subsidiary Guarantor, as applicable, (ii) Investments by Restricted Subsidiaries that are not Subsidiary Guarantors in other Restricted Subsidiaries that are not Subsidiary Guarantors, (iii) Investments by the Company or any Subsidiary Guarantor in Restricted Subsidiaries that are not Subsidiary Guarantors, and (iv) Investments by Restricted Subsidiaries that are not Subsidiary Guarantors in the Company or any Subsidiary Guarantor; provided, however, that in each case of clauses (i) through (iv), such Investment does not result in the transfer of Collateral to a Person that is not a Subsidiary Guarantor;

(4) (i) Investments consisting of extensions of credit in the nature of accounts receivable, notes receivable or other advances (including letters of credit and cash collateral) arising from the grant of trade credit or similar arrangements with suppliers, distributors, tenants, licensors or licensees in the ordinary course of business, (ii) Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of delinquent or overdue accounts in the ordinary course of business;

(5) an Investment in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(6) Guarantees of Indebtedness permitted to be Incurred by the Company or any of its Restricted Subsidiaries pursuant to Section 4.08 hereof;

(7) Investments in any Person or Persons owning or leasing Income Properties and other Property ancillary or reasonably related to such Income Properties (including, without duplication, Investments with respect to Indebtedness secured by any such Property);

(8) Investments made substantially contemporaneously with the issuance by Parent, the Company or any of its Restricted Subsidiaries of any Convertible Indebtedness in derivative securities or similar products purchased by Parent, the Company or any of its Restricted Subsidiaries in connection therewith linked to Equity Interests underlying such Convertible Indebtedness;

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Company, or any Parent Entity; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 4.06(a)(4)(C) hereof;

(10) Investments in tenants and property managers in the ordinary course of business, to the extent the proceeds thereof are used for tenant improvements;

(11) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.09 hereof or any disposition of assets or rights not constituting an Asset Sale by reason of one or more of the exclusions contained in the definition thereof;

(12) an Investment in the Company, a Restricted Subsidiary or in a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to the Company or any of its Restricted Subsidiaries and any Investment of such Person that becomes a Restricted Subsidiary which existed at the time such Person became a Restricted Subsidiary and was not created in anticipation or contemplation thereof;

(13) obligations of the Company or any of its Restricted Subsidiaries with respect to indemnifications of title insurance companies issuing title insurance policies in relation to construction Liens;

(14) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(15) Guarantees by the Company or any of its Restricted Subsidiaries of ground leases or operating leases (other than Finance Leases) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuers or any such Restricted Subsidiary;

(16) operating leases and subleases of any real or personal property in the ordinary course of business;

(17) Permitted Bond Hedge Transactions which constitute Investments and Investments in Swap Contracts permitted to be incurred pursuant to Section 4.08(d)(6) hereof;

(18) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(19) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Company or any of its Restricted Subsidiaries or in the ordinary course of business;

(20) entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this clause (20));

(21) Investments in Joint Ventures and Unrestricted Subsidiaries from and after the Issue Date (i) so long as, immediately after giving effect to any such Investment on a Pro Forma Basis, the ratio of consolidated Indebtedness of the Company and its Restricted Subsidiaries to Consolidated EBITDA (calculated in accordance with Section 4.08(c)) would not exceed 5.50 to 1.00, or (ii) not in excess of the greater of $300.0 million and 2.5% of Adjusted Total Assets at any time outstanding;

(22) any Investment (i) deemed to exist as a result of a Restricted Subsidiary that is not a Subsidiary Guarantor distributing a note or other intercompany debt to a parent of such Subsidiary that is the Company or a Subsidiary Guarantor (to the extent there is no cash consideration or services rendered for such note), (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Company or any of its Restricted Subsidiaries or (iii) consisting of intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business;

(23) Investments consisting of (i) loans and other extensions of credit to contractors in the ordinary course of business in order to facilitate the purchase of machinery and tools by such contractors or (ii) loans and other extensions of credit to owners and lessors of Property so long as the proceeds thereof are used to develop such Property and such Property is intended to be acquired by the Company or its Restricted Subsidiaries (or the Company or its Restricted Subsidiaries has entered into a binding agreement to acquire such property);

(24) Investments consisting of the ownership interest in, or the transfer of (whether by a contribution or otherwise) undeveloped land to, an Unrestricted Subsidiary or Joint Venture formed for the purpose of developing such undeveloped land in an amount invested from and after the Issue Date not to exceed $250.0 million in the aggregate at any time outstanding;

(25) any Investment of the Company or any of its Restricted Subsidiaries existing on, or made pursuant to binding commitments existing on, the Issue Date, including, without limitation, in connection with Joint Venture agreements existing on the Issue Date, and any extension, modification or renewal of any such Investments, but only to the extent such extension, modification or renewal does not involve additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities), in each case, pursuant to the terms of such Investment, or commitment, as in effect on the Issue Date;

(26) Investments in connection with the UPREIT Reorganization;

(27) any Investment in secured notes, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such Investment relates directly or indirectly to any Related Businesses or businesses attached or appurtenant thereto, in an amount invested from and after the Issue Date not to exceed the greater of $150.0 million and 1.0% of Adjusted Total Assets in the aggregate at any time outstanding, provided that such Investments, together with Permitted Investments made in reliance on clause (28) below, shall not exceed 5.0% of Adjusted Total Assets in the aggregate at any one time outstanding; provided further, that in the event such Investment is made in secured notes, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments of any Affiliate of the Company or its Restricted Subsidiary, the Company or such Restricted Subsidiary shall not consent to any amendment, modification, waiver, consent or other action with respect to any of the terms of such instruments or otherwise act on any matter related to any such instrument in its capacity as a creditor;

(28) Investments in mortgage loans secured by a first priority senior mortgage, deed of trust, deed to secure debt or similar real property security instrument granted to the Company or a Subsidiary Guarantor (i) encumbering real estate and improvements thereon and (ii) upon which no other lien exists except for liens for unpaid taxes, assessments and the like, not yet due and payable and liens on equipment and the like owned or leased by the mortgagor, consisting of purchase money liens or liens on capital leases, in an amount, together with Permitted Investments made in reliance on clause (27) above, not to exceed 5.0% of Adjusted Total Assets in the aggregate at any one time outstanding; and

(29) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken with all other Investments made pursuant to this clause (29) from and after the Issue Date at any time outstanding does not exceed the greater of $500.0 million and an amount equal to 4.0% of Adjusted Total Assets as of the date any such Investment is made.

“Permitted Liens” means:

(1) inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed or recorded for which adequate reserves have been established in accordance with GAAP (or deposits made pursuant to applicable law or bonds obtained from reputable insurance companies) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

(2) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside to the extent required by GAAP and are being contested in good faith by appropriate proceedings and have not proceeded to judgment;

(3) Liens with respect to minor defects and irregularities in title to any Property, which individually or in the aggregate do not materially impair or burden the Fair Market Value or use of the subject Property for the purposes for which it is or may reasonably be expected to be held;

(4) easements, exceptions, reservations, condominium documents or other agreements or documents for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(5) easements, exceptions, reservations, condominium documents or other agreements or documents for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, timeshare or residential property, shopping center, office building, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(6) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, the use or development of any Property;

(7) rights reserved to or vested in any Governmental Authority to control or regulate, or obligations or duties to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(8) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(9) statutory Liens, other than those described in clause (1) or (2) hereof, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith; provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

(10) covenants, conditions, and restrictions affecting the use of Property which individually or in the aggregate do not materially impair or burden the Fair Market Value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(11) rights of tenants and landlords under leases (including ground leases) and rental agreements covering Property, managers under Management Agreements and franchisors under Franchise Agreements;

(12) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance and other social security laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(13) rights of (i) other condominium owners or associations arising under condominium documents or (ii) timeshare owners or associations where a Property has a timeshare component;

(14) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Company or a Restricted Subsidiary is a party as lessee;

(15) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(16) Liens (i) consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien, (ii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attached to brokerage accounts in the ordinary course of business and not for speculative purposes or (iii) constituting or otherwise securing obligations owing under any treasury, depository, overdraft or other Cash Management Agreements, cash pooling agreements with hotel management companies or other arrangements;

(17) Liens consisting of deposits of Property and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Finance Leases), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business;

(18) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Company or a Restricted Subsidiary is a party, and any other Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(19) Liens created by or resulting from any litigation or legal proceeding involving the Company or a Restricted Subsidiary which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside by the Company or relevant Restricted Subsidiary and no material Property is subject to a material risk of loss or forfeiture;

(20) non-consensual Liens not incurred in connection with an extension of credit, which do not in the aggregate, when taken together with all other Liens, materially impair the value or use of the Property of the Company and its Restricted Subsidiaries, taken as a whole;

(21) Liens arising under laws involving the sale, distribution and possession of alcoholic beverages;

(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(23) Liens arising from precautionary UCC financing statements filings regarding operating leases or consignment of goods entered into in the ordinary course of business;

(24) Liens on cash, Cash Equivalents or other property deposited to discharge, redeem or defease Indebtedness;

(25) (i) Liens pursuant to operating leases, licenses or similar arrangements entered into for the purpose of, or with respect to, operating or managing hotels, nightclubs, restaurants and other assets used or useful in the business of the Company or its Restricted Subsidiaries, which Liens, operating leases, licenses or similar arrangements are limited to the leased property under the applicable lease and granted to the landlord under such lease for the purpose of securing the obligations of the tenant under such lease to such landlord and (ii) Liens on cash and Cash Equivalents (and on the related escrow accounts or similar accounts, if any) required to be paid to the lessors (or lenders to such lessors) under such leases, licenses or similar arrangements or maintained in an escrow account or similar account pending application of such proceeds in accordance with the applicable lease, license or similar arrangement;

(26) licenses or sublicenses, leases or subleases granted to Persons other than the Company or its Restricted Subsidiaries not materially interfering with the conduct of the business of the Company or any of its Restricted Subsidiaries, taken as a whole; provided that such licenses, leases or subleases are in the ordinary course of business of the Company or its Restricted Subsidiaries;

(27) Liens arising from grants of licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(28) Liens consisting of any condemnation or eminent domain proceeding or compulsory purchase order affecting Real Property;

(29) any interest or title of a lessor, sublessor, licensee or licensor under any lease or license agreement in existence on the Issue Date or that is permitted to be incurred pursuant to this Indenture;

(30) Acceptable Land Use Arrangements, including Liens related thereto;

(31) Liens for landlord financings (and Refinancings thereof) secured by the fee estate of any ground lease;

(32) Liens in favor of the Issuers or any Restricted Subsidiary;

(33) To the extent constituting a Lien, any Permitted Transfer Restrictions and any Permitted Sale Restrictions;

(34) Liens on any assets (including real or personal property) of the Company and any of its Restricted Subsidiaries securing Indebtedness and other Obligations under Secured Cash Management Agreements, Secured Hedge Agreements and the Overdraft Line;

(35) Liens existing on the Issue Date and Liens relating to any Refinancing of the Obligations secured by such Liens; provided that with respect to a Refinancing of the Obligations under the Credit Facilities incurred pursuant to Section 4.08(d)(1), that such Liens do not encumber any assets or property (including proceeds thereof) that were not subject to a Lien securing such Obligations on the Issue Date;

(36) purchase money Liens securing Indebtedness and Finance Leases permitted under Section 4.08(d)(8); provided, that any such Liens attach only to the property being financed pursuant to such purchase money Indebtedness or Finance Leases (or Refinancings thereof) and directly related assets, including proceeds and replacements thereof;

(37) Liens granted on the Equity Interests in any Joint Venture or non-Wholly Owned Subsidiary relating to rights of first refusal, rights of first offer, “tag-along” and “drag-along” rights, transfer restrictions and put and call arrangements with respect to the Equity Interests of any Joint Venture pursuant to any Joint Venture or similar agreement;

(38) Liens in respect of Sale and Leaseback Transactions, in each case limited to the Property subject to such Sale and Leaseback Transaction;

(39) Liens Incurred from and after the Issue Date with respect to Indebtedness outstanding in an aggregate principal amount not to exceed the greater of $500.0 million and an amount equal to 4.0% of Adjusted Total Assets at any one time outstanding;

(40) Liens on property that the Company or its Restricted Subsidiaries are insured against by title insurance; provided that such Lien would not reasonably be expected to impair the ability to place mortgage financing on the Real Property encumbered by such Lien, which mortgage financing includes title insurance coverage against such Lien;

(41) Liens on (x) Property acquired by the Company or any of its Restricted Subsidiaries after the Issue Date that are in place at the time such Property is so acquired and are not created (but may have been amended) in contemplation of such acquisition and do not extend to any Property other than the Property so acquired or (y) Property of Persons that are acquired by or merged or consolidated with or into the Company or any of its Restricted Subsidiaries after the Issue Date that are in place at the time such Person is so acquired, merged or consolidated and are not created in contemplation of such acquisition and do not extend to any Property other than those of the Person acquired;

(42) Liens securing assessments or charges payable to a property owner association, condominium association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(43) Liens in connection with a forward or reverse Section 1031 exchange arrangement;

(44) Pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance;

(45) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(46) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Permitted Investment;

(47) Liens with respect to property or assets of any non-Subsidiary Guarantor securing Indebtedness and obligations of a non-Subsidiary Guarantor permitted under Section 4.08 hereof;

(48) Liens on any amounts held by a trustee (i) under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions, and (ii) in the funds and accounts under an indenture or other debt agreement securing any revenue bonds issued for the benefit of the Company or its Restricted Subsidiaries;

(49) Liens on the Capital Stock of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(50) Liens on Capital Stock in Joint Ventures or non-Wholly Owned Subsidiaries (i) securing capital contributions to or obligations of such Joint Ventures or (ii) pursuant to the relevant Joint Venture or non-Wholly Owned Subsidiaries agreement or arrangement or similar agreement;

(51) Liens on securities constituting time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization as defined in Rule 436 under the Securities Act) that are the subject of repurchase agreements;

(52) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Company or any Subsidiaries in the ordinary course of business; provided that such Lien secures only the obligations of the Company or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 4.08 hereof;

(53) in the case of Real Property that constitutes a leasehold interest, any Lien (i) to which the fee simple interest (or any superior leasehold interest) is subject or (ii) constituting the existence and/or terms of the applicable lease and/or the rights of the lessor therein;

(54) Liens securing Indebtedness or other obligations (i) of the Company or any of its Restricted Subsidiaries in favor of the Company or any of its Restricted Subsidiaries and (ii) of any Restricted Subsidiary that is a non-Subsidiary Guarantor in favor of any Restricted Subsidiary that is a non-Subsidiary Guarantor;

(55) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums and proceeds thereof;

(56) Liens securing Swap Contracts;

(57) (i) statutory Liens for current taxes or other governmental charges, in each case for amounts which are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Subsidiary shall have set aside on its books reserves in accordance with GAAP, and (ii) mechanics’, carriers’, workers’, repairers’, and similar statutory or common law Liens arising or incurred in the ordinary course of business, in each case for amounts which are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Company or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(58) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Company or any of its Subsidiaries designed (A) to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by the Company or any of its Subsidiaries and (ii) the gross acreage and footprint of the Real Property remains unaffected in any material respect or (B) to separate one or more of the parcels thereof together so long as (i) the entirety of each resulting parcel shall be owned by the Company or any of its Subsidiaries and (ii) the gross acreage and footprint of the Real Property remains unaffected in any material respect;

(59) Liens Incurred from and after the Issue Date to secure obligations in respect of letters of credit (to the extent such letter of credit is cash collateralized or backstopped by another letter of credit) in an aggregate amount not to exceed $50.0 million at any one time outstanding;

(60) Liens securing Indebtedness secured by a Permitted Lien that is Refinanced; provided that with respect to a Refinancing of the Credit Facilities incurred pursuant to Section 4.08(d)(1) that such new Lien shall be limited to all or part of the same assets or type of property that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to after-acquired property clauses and, in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, to the extent such assets secured (or would have secured) the Indebtedness being Refinanced);

(61) Liens constituting any ground lease or hotel lease in existence on the Issue Date or permitted to be entered into by this Indenture (in each base as may be amended and/or replaced);

(62) Liens related to Permitted Government Revenue Bond Indebtedness and the implementation of related or similar governmental tax or economic incentive programs;

(63) judgment and attachment Liens in respect of judgments and attachments not constituting an Event of Default;

(64) Liens securing any COVID-19 Relief Funds;

(65) Liens created by or resulting from Management Agreements, Franchise Agreements and other agreements relating to hotel properties;

(66) Liens on cash or property held directly or indirectly by a “qualified intermediary” or “exchange accommodation titleholder” during the pendency of a Section 1031 exchange of assets; and

(67) Liens securing Qualified Non-Recourse Debt and/or Project Financing permitted under Section 4.08(d)(24).

“Permitted Non-Recourse Guarantees” means customary indemnities or limited contingent guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by the Company or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by Real Property or other Real Property-related assets (including Equity Interests) of a Restricted Subsidiary, Joint Venture or Unrestricted Subsidiary and that may be full recourse or non-recourse to the Restricted Subsidiary, Joint Venture or Unrestricted Subsidiary that is the borrower in such financing, but is non-recourse to the Company or any of its other Restricted Subsidiaries except for such indemnities and limited contingent guarantees as are consistent with customary industry practice (such as for fraud, unlawful acts, misapplication of funds, environmental indemnities, prohibited transfers, failure to pay taxes, voluntary bankruptcy, collusive involuntary bankruptcy, failure to comply with special purpose entity covenants, failure to maintain insurance, insurance deductibles, ERISA liabilities, recourse triggers based on violation of transfer restrictions and other customary exceptions to non-recourse liability).

“Permitted Sale Restrictions” means obligations, encumbrances or restrictions contained in any Hotel Sale Agreement restricting the creation of Liens on, or the sale, transfer or other disposition of, Equity Interests or property that is subject to such sale; provided that the encumbrances and restrictions apply only to the Subsidiary or assets that are subject to such Hotel Sale Agreement.

“Permitted Tax Payments” means, with respect to any fiscal year, any distributions to holders of Equity Interests of the Company or a Restricted Subsidiary in which the Company owns less than 100% of the equity interests, sufficient to provide Parent, any other Parent Entity or any REIT Subsidiary with a distribution equal to the amount of federal, state and local taxes, as reasonably determined by Parent, that have been actually paid or are payable by Parent, such Parent Entity or such REIT Subsidiary (taking into account any distributions paid or contemplated by Parent, such Parent Entity or such REIT Subsidiary).

“Permitted Transfer Restrictions” means (a) restrictions on transfer, mortgage liens, pledges and changes in beneficial ownership arising under Management Agreements, Franchise Agreements, ground leases and governing agreements for Joint Ventures and non-Wholly Owned Subsidiaries, including rights of first offer or refusal arising under such agreements and leases, (b) obligations, encumbrances or restrictions contained in agreements with partners or members of the Company, any Restricted Subsidiary or any Joint Venture imposing obligations in respect of contingent obligations to make any tax “make whole” or similar payment arising out of the sale or other transfer of assets reasonably related to such limited partners’ or members’ interest in the Company, such Restricted Subsidiary or such Joint Venture pursuant to “tax protection” or other similar agreements and (c) restrictions arising under the Tax Matters Agreement or Distribution Agreement.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on a Parent Entity’s Common Stock sold by the Company substantially concurrently with any purchase by the Company of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PK Domestic LLC” means PK Domestic Property LLC, and its permitted successors and assigns.

“PK Domestic REIT” means PK Domestic REIT Inc., a Delaware corporation and Wholly Owned Subsidiary of the Company as of the Issue Date (it being acknowledged that PK Domestic REIT may become a Wholly Owned Subsidiary of Parent in connection with the UPREIT Reorganization), and its permitted successors and assigns.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participation or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including, without limitation, all series and classes of such preferred or preference stock.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Pro Forma” or “Pro Forma Basis” means that the following adjustments have been made:

(1) if the specified Person or any of its Restricted Subsidiaries Incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, then the Consolidated Interest Expense will be calculated giving Pro Forma effect (determined in good faith by the Company) to such Incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of proceeds therefrom, as if the same had occurred at the beginning of such period;

(2) Asset Sales and Asset Acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or by any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries during the period commencing on the first day of the specified period and ending on (and including) the Transaction Date, will be given Pro Forma effect (including giving Pro Forma effect to the receipt and application of the proceeds of any Asset Sale) (determined in good faith by the Company) as if they had occurred and such proceeds had been applied on the first day of such specified period; provided that for purposes of calculating any ratio or determining compliance with covenants in Article 4 or Section 5.01 hereof, including Investments or acquisitions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable Test Period and (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a Pro Forma Basis assuming that all such Investments or acquisitions (and any increase or decrease in consolidated net income (loss), Consolidated EBITDA, or Adjusted Total Assets and the component financial definitions used therein attributable to such transaction) had occurred on the first day of the applicable Test Period;

(3) Consolidated EBITDA will be adjusted to give effect to all Pro Forma Cost Savings;

(4) the Consolidated EBITDA and consolidated net income (loss) attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded;

(5) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of on or prior to the Transaction Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date;

(6) any Person that is or will become a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the specified period;

(7) any Person that is not, or will cease to be, a Restricted Subsidiary on the Transaction Date will be deemed not to have been a Restricted Subsidiary at any time during the specified period;

(8) a 1031 Property held by an intermediary during the pendency of a reverse 1031 exchange shall be deemed to be held by a Restricted Subsidiary for purposes of financial calculations hereunder; and

(9) if any Indebtedness (other than ordinary working capital borrowings) bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Transaction Date had been the applicable rate for the entire specified period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Transaction Date in excess of 12 months).

“Pro Forma Cost Savings” means, with respect to any period, the reduction in net costs and expenses that:

(1) were directly attributable to an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation that occurred during the period or after the end of the period and on or prior to the Transaction Date and that (a) would properly be reflected in a pro forma income statement prepared in accordance with Regulation S-X under the Securities Act or (b) the Company reasonably determines in good faith will actually be realized within 18 months of the Transaction Date; or

(2) were actually implemented on or prior to the Transaction Date in connection with or as a result of an Asset Sale, Asset Acquisition, Investment, merger, consolidation or discontinued operation and that are supportable and quantifiable by the underlying accounting records.

“Project Financing” means (i) any Finance Lease Obligation, mortgage financing, purchase money Indebtedness or other similar Indebtedness incurred to finance the acquisition, lease, construction, repair, replacement, or improvement of any undeveloped land or any Refinancing of such Indebtedness and (ii) any Sale and Leaseback Transaction of any undeveloped land.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including all contract rights, income or revenue rights, real property interests (including leasehold interests), trademarks, trade names, equipment and proceeds of the foregoing and, with respect to any Person, Equity Interests or other ownership interests of any other Person owned by the first Person.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Non-Recourse Debt” means Indebtedness that (i) is (x) incurred by a Qualified Non-Recourse Subsidiary to finance the acquisition, lease, construction, repair, replacement, improvement or continued ownership of any new or existing property (real or personal, whether through the direct purchase of property or the Equity Interests of any Person owning such property and whether in a single acquisition or a series of related acquisitions) or any undeveloped land or (y) assumed by a Qualified Non-Recourse Subsidiary and (ii) is non-recourse to any Issuer or any Subsidiary (other than a Qualified Non-Recourse Subsidiary or its Subsidiaries).

“Qualified Non-Recourse Subsidiary” means (i) a Subsidiary that is not an Issuer or any Subsidiary Guarantor and that is the owner of, or has been formed or created on or after the Issue Date in order to finance the acquisition, lease, construction, repair, replacement, improvement or continued ownership of, any new or existing property or any undeveloped land and (ii) any Subsidiary of a Qualified Non-Recourse Subsidiary.

“Rating Agencies” means S&P, Moody’s and Fitch; provided, that if any of S&P, Moody’s or Fitch will cease issuing a rating on the Notes for reasons outside the control of the Company, the Company may select a nationally recognized statistical agency to substitute for S&P, Moody’s or Fitch, as applicable.

“Rating Event” means, with respect to any Change of Control, (a) the credit rating on the Notes is lowered by one or more gradations (including gradations within ratings categories as well as between categories but excluding, for the avoidance of doubt, changes in ratings outlook) as compared to the rating of the Notes on the Issue Date by each of the Rating Agencies during the Rating Decline Period relating to such Change of Control and each such Rating Agency shall have put forth a public statement to the effect that such downgrade is attributable in whole or in part to such Change of Control and (b) immediately after giving effect to the reduction in the credit rating on the Notes by the Rating Agencies as described in clause (a), the Notes are not rated Investment Grade by any of the Rating Agencies.

“Rating Decline Period” means the 60-day period (which 60-day period shall be extended as long as the credit rating on the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earliest of (a) the occurrence of a Change of Control, (b) the first public notice of the occurrence of such Change of Control and (c) the first public notice of Parent’s intention to effect such Change of Control.

“Real Property” means (i) each parcel of real property leased or operated by the Company or the Restricted Subsidiaries, whether by lease, license or other use or occupancy agreement, and (ii) each parcel of real property owned by the Company or the Restricted Subsidiaries, together with all buildings, structures, improvements and fixtures located thereon, together with all easements, licenses, rights, privileges, appurtenances, interests and entitlements related thereto.

“Recourse Indebtedness” means, with respect to the Issuers or any Restricted Subsidiary, all Indebtedness for borrowed money of the Company, PK Domestic LLC or such Restricted Subsidiary other than Non-Recourse Indebtedness.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“REIT Subsidiary” means a Restricted Subsidiary of the Company that is a REIT or a Subsidiary of Parent that is a REIT.

“Related Businesses” means the development, ownership, leasing or operation of (i) hotel facilities, (ii) land held for potential development or under development as hotel facilities and (iii) assets and facilities related to the foregoing, including without limitation, laundry services, employee housing, retail, parking, golf courses, docking facilities and spa facilities.

“Replacement Assets” means (i) real or personal property that will be used or useful in a Related Business or (ii) substantially all the assets of a Related Business or a majority of the Voting Stock of any Person engaged in a Related Business that will become on the date of acquisition thereof a Restricted Subsidiary (including the merger of such a Person into a Restricted Subsidiary of the Company).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Department of the Trustee (or any successor group of the Trustee), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture, and when used with respect to the Collateral Agent, means any officer within the Corporate Trust Department of the Collateral Agent (or any successor group of the Collateral Agent), including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Collateral Agent customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings and its successors.

“Sale and Leaseback Transaction” means, with respect to any Person, an arrangement whereby such Person enters into a lease of property previously transferred by such Person to the lessor.

“SEC” means the Securities and Exchange Commission.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between the Company or any Restricted Subsidiary and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted by this Indenture that is entered into by and between the Company or any Subsidiary Guarantor and any Hedge Bank.

“Secured Indebtedness” means the portion of outstanding Indebtedness secured by a Lien upon the properties or other assets of the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, Indebtedness that is secured solely by a pledge or pledges of Equity Interests of the issuer(s) of such Equity Interests, and not secured by any other properties or other assets of such issuer(s), shall not constitute Secured Indebtedness for so long as the Notes are equally and ratably secured by the same such Equity Interests. For the avoidance of doubt, during such time as the Collateral is released with respect to the Notes, “Secured Indebtedness” shall be calculated using only the first sentence of this definition.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the Notes Pledge Agreement, the Intercreditor Agreement, each joinder to the Intercreditor Agreement, and all of the security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust and other agreements or instruments, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, evidencing or creating or purporting to create any security interests in collateral as contemplated by this Indenture.

“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Credit Facility Secured Parties (in their capacities as such), (ii) the Term Loan Secured Parties (in their capacities as such), (iii) the 2025 Notes Secured Parties (in their capacities as such) and (iv) the Additional Pari Passu Secured Parties (including the Notes Secured Parties) that become subject to the Intercreditor Agreement after the Issue Date that are represented by a common Authorized Representative (in its capacity as such for such Additional Pari Passu Secured Parties) and (b) with respect to any Pari Passu Lien Obligations, each of (i) the Credit Facility Obligations, (ii) the Term Loan Obligations, (iii) the 2025 Notes Obligations and (iv) the Additional Pari Passu Lien Obligations (including the Notes Obligations) incurred pursuant to any Additional Pari Passu Agreement, which pursuant to any joinder to the Intercreditor Agreement, are to be represented by a common Authorized Representative (in its capacity as such for such Additional Pari Passu Lien Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Lease” means a lease that is entered into by the Company or a Restricted Subsidiary with another Person (other than the Issuers or a Restricted Subsidiary) for the purpose of, or with respect to operating or managing, Related Businesses, or lodging or leisure Real Property assets of the Company or its Restricted Subsidiaries.

“Spin-Off” means the spin-off of Park Hotels & Resorts Inc. from Hilton as a separately-traded REIT traded on the New York Stock Exchange.

“Spin-Off Documents” means the Distribution Agreement, the Ancillary Agreements and the Tax Matters Agreement related to the Spin-Off.

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

“Subordinated Indebtedness” of the Company means any Indebtedness of the Company that is expressly subordinated to and junior in right of payment to the Notes. “Subordinated Indebtedness” of a Subsidiary Guarantor means any Indebtedness of such Subsidiary Guarantor that is expressly subordinated to and junior in right of payment to the Note Guarantee of such Subsidiary Guarantor.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50.0% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date; provided, however, that for the purposes of this Indenture, Fess Parker Red Lion Hotel (owning the Hilton Santa Barbara Beachfront Resort), Santa Barbara Hotel Lessee LLC (operating the Hilton Santa Barbara Beachfront Resort) and Doubletree Spokane City Center LLC (the sole member of the owner of the DoubleTree Hotel Spokane City Center) shall each be considered a “Subsidiary” of the Company; provided, further, that upon any change in voting power such that the foregoing entities would no longer be consolidated with the Company after the Issue Date, such entity will be classified subject to this definition without giving effect to the first proviso above.

“Subsidiary Guarantor” means, (i) as of the Issue Date, each of the Company’s existing Restricted Subsidiaries that is a guarantor under each of the Park Credit Agreements and is a signatory hereto and (ii) thereafter any other Restricted Subsidiary of the Company that executes a Note Guarantee in compliance with Section 4.18 hereof, but in each case excluding any Persons whose Note Guarantees have been released pursuant to the terms hereof.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, any Permitted Convertible Indebtedness Call Transaction will not constitute a Swap Contract.

“Tax Matters Agreement” means that certain Tax Matters Agreement, dated January 2, 2017, by and among Hilton, Parent, HGV and Hilton Domestic Operating Company Inc., with any amendments and modifications that are not adverse to the interests of the Holders in any material respect.

“Tax Protection Agreement” means any customary arms’-length agreement to which the Company or any of its Subsidiaries is a party and which was entered into in connection with a contribution of assets to the Company in exchange for Capital Stock and pursuant to which any liability to holders of Capital Stock who contributed such assets to the Company (directly or indirectly) may arise relating to taxes because (a) in connection with the deferral of income taxes of a holder of Capital Stock, the Company or Parent has agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time or (iii) use or refrain from using a particular method of taking into account book–tax disparities under Section 704(c) of the Code; or (b) holders of Capital Stock have guaranteed or otherwise assumed liability for debt of the Company.

“Term Loan Collateral Agent” means Bank of America, N.A., as collateral agent for the Term Loan Secured Parties, and its successors and permitted assigns.

“Term Loan Credit Agreement” means the Delayed Draw Term Loan Agreement, dated as of August 28, 2019 (as amended, restated, supplemented or otherwise modified from time to time), by and among Parent, the Company, PK Domestic LLC, the other borrowers or guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent.

“Term Loan Obligations” means the “Guaranteed Obligations” as defined in the Term Loan Credit Agreement.

“Term Loan Pledge Agreement” means the Pledge Agreement, dated as of May 29, 2020, by and among the Grantors party thereto and the Term Loan Collateral Agent pursuant to the terms of the Term Loan Credit Agreement, as the same may be further amended, restated, supplemented or modified from time to time.

“Term Loan Secured Parties” means the “Secured Parties” as defined in the Term Loan Credit Agreement.

“Test Period” means the most recently completed Fiscal Quarter of the Company for which financial statements have been or are required to have been delivered pursuant to Section 4.03 and the three Fiscal Quarters immediately preceding such Fiscal Quarter.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Total Assets” means, the sum of, without duplication, Undepreciated Real Estate Assets and all other assets, excluding non-real estate intangibles of, the Company and its Restricted Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means, as of any date, the Adjusted Total Assets of the Company and its Restricted Subsidiaries as of such date, less any such assets pledged as of such date as collateral to secure any obligations with respect to Secured Indebtedness.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by the Company or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred, with respect to any Restricted Payment, the date such Restricted Payment is to be made, and, with respect to any transaction described in Section 5.01 hereof, the date on which such transaction is to be consummated.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to October 1, 2023 (or in the case of a satisfaction and discharge of this Indenture or a Legal Defeasance or Covenant Defeasance under this Indenture, the Treasury Rate as of two Business Days prior to the date on which funds to pay the Notes are deposited with the Trustee); provided that if the period from the redemption date to October 1, 2023 is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Treasury yield will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of the nearest United States Treasury securities for which such yields are given, except that if the period from the redemption date to such date is less than one year, the weekly average yield on actually traded United States securities adjusted to a constant maturity of one year will be used.

“Trustee” means U.S. Bank National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall

Street Journal in the “Exchange Rates” column under the heading “Currency Trading” (or if such publication is unavailable, a similar nationally recognized publication as determined in the Company’s sole discretion) on the date two Business Days prior to such determination. Except as provided in Section 4.08 hereof, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state, the laws of which are required to be applied in connection with the creation or perfection of security interests.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost plus capital improvements) of the Company’s real estate assets and the real estate assets of its Restricted Subsidiaries on such date (including, without duplication, 1031 Properties), before depreciation and amortization and impairments, all determined on a consolidated basis in accordance with GAAP.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Company in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate (or re-designate) any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary; provided that:

(A) any Guarantee by the Company or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated will be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Company or its Restricted Subsidiary at the time of such designation;

(B) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under Section 4.06 hereof; and

(C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under Sections 4.06 and 4.08 hereof.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(X) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(Y) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and will be deemed to have been Incurred) for all purposes of this Indenture.

“Unsecured Debt” means, for any Person, any Indebtedness of such Person or its Restricted Subsidiaries which is not Secured Indebtedness.

“UPREIT Reorganization” means the implementation of an internal reorganization of Parent and its Subsidiaries resulting in: (1) Parent owning all outstanding Equity Interests in PK Domestic REIT (except for Acceptable Preferred Equity Interests owned by Persons other than the Company or any of its Subsidiaries at the time of the UPREIT Reorganization), (2) Parent and PK Domestic REIT being direct owners of the Company, (3) Parent and PK Domestic REIT owning no other material assets or interests other than Equity Interests in the Company (and, in the case of Parent, Equity Interests in PK Domestic REIT) and (4) the execution of the amended and restated Company Operating Agreement to provide, among other things, the issuance by the Company to applicable Parent Entities of a number of common units of membership interests equal in number to the number of shares of Parent Common Stock outstanding, the issuance of a number of preferred units of membership interests in the Company equal in number to and with substantially similar terms to the Series A non-voting preferred stock of PK Domestic REIT, and provisions for the future issuance and redemption of Equity Interests to be held or held by Parent Entities and other Persons admitted as members of the Company from time to time as part of an “UPREIT” capitalization structure.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned Subsidiary” or “Wholly Owned” means, as to any Person, a Subsidiary of such Person all the Equity Interests of which (other than either (i) Acceptable Preferred Equity Interests or (ii) directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.10	(a)
“Applicable Law”	13.16
“Authentication Order”	2.02
“Covenant Defeasance”	8.03
“DTC”	2.03
“effective date”	4.19

“Event of Default”	6.01
“Excess Proceeds”	4.09
“Guaranteed Indebtedness”	4.14
“Legal Defeasance”	8.02
“Paying Agent”	2.03
“Refinance”	4.08	(d)(5)
“Refunding Capital Stock”	4.06	(b)(14)
“Registrar”	2.03
“REIT Entity”	4.06
“Restricted Payments”	4.06	(a)
“Retired Capital Stock”	4.06	(b)(14)
“Reversion Date”	4.15	(2)
“Successor Company”	5.01	(1)
“Suspension Date”	4.15	(1)
“Suspension Period”	4.15	(1)
“transfer”	5.01

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. The following TIA term used in this Indenture has the following meaning:

“obligor” of the Notes and the Note Guarantees means the Issuers, Parent and the Subsidiary Guarantors, respectively, and any successor obligor of the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined under the TIA, defined under the TIA by reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) “including” is not limiting;

(5) words in the singular include the plural, and in the plural include the singular;

(6) “will” shall be interpreted to express a command;

(7) provisions apply to successive events and transactions;

(8) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(9) unless otherwise provided herein or in any other Notes Document, the words “execute”, “execution”, “signed”, and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any other Notes Document or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other similar state laws based on the Uniform Electronic Transactions Act.

Section 1.05 Divisions.

For purposes of Article 4 of this Indenture, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (1) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (2) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto, which is hereby incorporated and expressly made part of this Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage (provided that any such notation legend or endorsement is in a form acceptable to the Issuers). Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, Parent, the Subsidiary Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, purchases and redemptions of such Notes. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” published by Euroclear and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” published by Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Issuers by manual or facsimile or other electronic signature. Typographic and other minor defects in any facsimile or electronic signature shall not affect the validity or enforceability of any Note which has been authenticated and delivered by the Trustee.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual or facsimile or other electronic signature of an authorized signatory of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Issuers signed by two Officers (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent for service of notices and demands.

Section 2.03 Registrar and Paying Agent.

The Issuers shall maintain an office or agency where the Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Issuers initially appoint the Trustee, and the Trustee agrees to initially act as the Registrar and Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as the Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Issuers shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium on, if any, or interest on, the Notes, and will notify the Trustee of any Default by the Issuers in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or any of their Subsidiaries) will have no further liability for the money. If the Issuers or any of their Subsidiaries act as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA §312(a). If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of the Holders and the Issuers shall otherwise comply with TIA §312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1) the Issuers receive notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 90 days after the date of such notice from the Depositary; or

(2) there shall have occurred and be continuing an Event of Default with respect to the Notes.

Upon the occurrence of any of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subclause (1) or (2) below, as applicable, as well as one or more of the other following subclauses, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) following the occurrence of any of the events described in 2.06(a)(1) or (a)(2), both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(b)(4), an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this Section 2.06(b)(4) at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to this Section 2.06(b)(4).

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, subject to Section 2.06(a) and upon receipt by the Registrar of the following documentation:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof; or

(E) if such beneficial interest is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subclauses (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in Item 3(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof.

the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(c)(2), an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then the Trustee will cause the aggregate principal amount of the applicable Unrestricted Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Institutional Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subclauses (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Note is being transferred to the Issuers or any of their Subsidiaries, a certificate set forth in Exhibit B hereto, including the certifications in item 3(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(d)(2), an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Unrestricted Definitive Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this Section 2.06(e)(2), an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend. Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), [IN THE CASE OF 144A NOTES: AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.] [IN THE CASE OF REGULATION S NOTES: AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.]”

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) TO THE ISSUERS, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (IV) TO AN “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE TRANSFER OF THIS NOTE (THE FORM OF WHICH CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUERS THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (V) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (VI) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (VI) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN CLAUSE (A) ABOVE.”

The Private Placement Legend shall be deemed removed from the face of any Note without further action of the Issuers, the Trustee or the Holder of such Note at such time as the Company shall have delivered an Officer’s Certificate to the Trustee certifying that the Private Placement Legend can be removed because such Note may be resold to the public in accordance with Rule 144 without regard to volume, manner of sale or any other restrictions contained in Rule 144 (other than the holding period requirement in paragraph (d)(1)(ii) of Rule 144 so long as such holding period requirement is satisfied at such time of determination) by Holders that are not Affiliates of the Issuers.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes (subject to Section 2.06(a)) upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request. All documentation submitted in connection with a transfer or exchange shall be satisfactory to the Trustee.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers and Trustee may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.09, 4.13 and 9.04 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Issuers shall be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and (subject to the provisions of the Notes with respect to record dates) interest on such Note and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7) The Trustee shall authenticate Global Notes and Definitive Notes (subject to Section 2.06(a)) in accordance with the provisions of Section 2.02 hereof.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers shall issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuers in their discretion may, instead of issuing a new Note, pay such Note. The Issuers may charge for its expenses in replacing a Note, including any taxes or governmental charges that may be imposed in relation thereto.

Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

The provisions of this Section 2.07 are exclusive and shall provide (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note. Notes held by the Issuers or a Subsidiary of the Issuers shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary of the Issuers or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay the Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Affiliate of the Issuers, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing the Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes. Until so exchanged, Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes in accordance with its customary procedures. Certification of the destruction of all canceled Notes will be delivered to the Issuers upon written request by the Issuers. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will send or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 Issuance of Additional Notes.

(a) After the Issue Date, the Issuers shall be entitled, subject to their compliance with the covenants contained in this Indenture, including Section 4.08, to issue Additional Notes under this Indenture, which Additional Notes shall have identical terms to the Initial Notes, other than with respect to the date of issuance and the issue price. All the Notes issued under this Indenture will be treated as a single class for all purposes of this Indenture including waivers, amendments, redemptions and any Offer to Purchase.

(b) With respect to any Additional Notes, the Issuers shall set forth in a Board Resolution and the Company shall set forth in an Officer’s Certificate, a copy of each of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.08 that the Issuers are relying upon to issue such Additional Notes; and

(2) the issue price, the issue date and the CUSIP number of such Additional Notes.

Section 2.14 Method of Submission.

All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or by electronic transmission or mail.

Section 2.15 Trustee’s Duty to Monitor.

The Trustee (in each of its capacities hereunder, including without limitation as Registrar) shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. Neither the Trustee (in each of its capacities hereunder, including without limitation as Registrar) nor any Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Issuers elect to redeem all or any part of the Notes pursuant to the optional redemption provisions of Section 3.07 hereof, the Company must furnish to the Trustee, at least 10 days (or such shorter notice as may be acceptable to the Trustee) but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1)	the clause of this Indenture pursuant to which the redemption shall occur;

(2)	the redemption date;

(3)	the principal amount of Notes to be redeemed; and

(4)	the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If less than all of the Notes are to be redeemed or purchased in an Offer to Purchase at any time, Notes held in global form shall be selected by the Depositary in accordance with its policies and procedures and Notes held in certificated form shall be selected by lot or by such other method as the Trustee may deem fair and reasonable.

In the event of a partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 10 nor more than 60 days prior to the redemption or purchase date by the Depositary (in the case of Notes held in global form) or by the Trustee (in the case of Notes held in certificated form) from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

At least 10 days but not more than 60 days before a redemption date, the Issuers will deliver or cause to be delivered, by first class mail or electronic delivery, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address; provided that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that upon the satisfaction of any conditions to such redemption set forth in the notice of redemption, and unless the Issuers default in making such redemption payment, interest on the Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

Any redemption of the Notes or any purchase of the Notes, including in connection with an Equity Offering or an Offer to Purchase upon a Change of Control Triggering Event, with the Net Cash Proceeds of an Asset Sale or in connection with another transaction (or series of related transactions) or event, including any financing, may, at the Issuers’ option, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Equity Offering, Change of Control Triggering Event, Asset Sale or other transaction or event, as the case may be, and notice of such redemption or purchase may be given prior to the completion or the occurrence of the related Equity Offering, Change of Control Triggering Event, Asset Sale or other transaction or event. In addition, if such redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Issuers’ discretion, the date of redemption or purchase may be delayed until such time (including more than 60 days after the date the notice of redemption or purchase was sent) as any or all such conditions shall be satisfied, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the date of redemption or purchase, or by the date of redemption or purchase as so delayed, or such notice may be rescinded at any time in the Issuers’ discretion if in the good faith judgment of the Issuers any or all of such conditions will not be satisfied. In addition, the Issuers may provide in such notice that payment of the redemption or purchase price and performance of its obligations with respect to such redemption or purchase may be performed by another Person. In any such case, the Issuers shall provide prompt written notice to the Trustee at least two Business Days prior to the redemption date rescinding such redemption in the event that any such conditions precedent shall not have been (or will not be) satisfied, and such redemption and notice of redemption shall then be rescinded and of no force and effect. Upon receipt of such notice from the Issuers rescinding such redemption, the Trustee shall promptly send a copy of such notice to the Holders to be redeemed in the same manner in which the notice of redemption was given.

At the Issuers’ written request, the Trustee shall give the notice of redemption in the Issuers’ name and at their expense; provided, however, that the Company has delivered to the Trustee, at least 15 days prior (or such shorter period of time as the Trustee may agree) to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraphs.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03 hereof, the Notes called for redemption, subject to any condition included in the applicable notice of redemption, become due and payable on the redemption date at the redemption price. A notice of redemption may, at the Issuers’ option, be subject to the satisfaction of one or more conditions precedent.

Section 3.05 Deposit of Redemption or Purchase Price.

Prior to 11:00 a.m. Eastern Time on the redemption or purchase date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued interest on, all the Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuers shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to October 1, 2023, the Issuers may redeem, at their option, all or part of the Notes, upon not less than 10 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date).

(b) At any time on or after October 1, 2023, the Issuers will be entitled at their option, on any one or more occasions, to redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at the redemption prices (expressed in percentages of the principal amount of the Notes to be redeemed), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date) if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2023	102.938%
2024	101.469%
2025 and thereafter	100.000%

(c) At any time and from time to time prior to October 1, 2023, the Issuers may redeem the Notes with the net cash proceeds from any Equity Offering at a redemption price equal to 105.875% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date), in an aggregate principal amount for all such redemptions not to exceed 40.0% of the original aggregate principal amount of the Notes, including any Additional Notes; provided that (i) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering and (ii) at least 60.0% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding immediately thereafter.

(d) Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) The Issuers or their Affiliates may at any time and from time to time purchase Notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as the Issuers or any such Affiliates may determine.

(f) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Issuers shall pay or cause to be paid the principal of, premium on, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest will be considered paid on the date due if the Paying Agent, if other than the Issuers or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, if any, then due.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the then applicable interest rate on the Notes to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Issuers shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as one such office or agency of the Issuers in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will provide the Trustee and the Holders within 15 Business Days after the filing, or in the event no such filing is required, within 15 Business Days after the end of the time periods specified in those sections and any extension period granted under Section 12b-25 of the Exchange Act with:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual financial statements only, a report thereon by the Company’s independent accountants, and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports;

provided that the foregoing delivery requirements will be deemed satisfied if the foregoing materials are available on the SEC’s EDGAR system or on the Company’s website within the applicable time period specified above (provided that if posted to a secure internet portal, the Company will separately electronically deliver such reports to the Trustee). If a Parent Entity has provided the information as required by the foregoing paragraphs as if such Parent Entity were the Company, the Company shall be deemed to have satisfied such requirements; provided that if the Parent Entity is not a Guarantor of the Notes, the Parent Entity provides to the Trustee and the Holders unaudited supplemental financial information that explains in reasonable detail the differences between the information relating to such Parent Entity and any of its Subsidiaries other than the Company and its Restricted Subsidiaries, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

(b) For so long as any of the Notes remain outstanding and constitute “restricted securities” under Rule 144, the Company shall furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c) Notwithstanding anything herein to the contrary, the Company shall not be deemed to have failed to comply with any provision of this reporting covenant for purposes of Section 6.01(4) hereof as a result of the late filing or provision of any required information or report until 90 days after the date any such information or report was due.

(d) Delivery of reports, information and documents referred to above, to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year commencing with the year ending December 31, 2020, an Officer’s Certificate stating that a review of the activities of the Issuers and their Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuers and their Restricted Subsidiaries have performed their respective obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to his or her knowledge the Issuers and their Restricted Subsidiaries have performed their obligations under this Indenture (or, in the event of noncompliance, specifying such noncompliance and the nature and status thereof of which signer may have knowledge).

(b) So long as any of the Notes are outstanding, the Issuers shall, within 30 Business Days upon an Officer of the Company becoming aware of any Default or Event of Default, deliver to the Trustee a statement specifying such Default or Event of Default.

Section 4.05 Stay, Extension and Usury Laws.

The Issuers and each of the Subsidiary Guarantors covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.06 Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by Persons other than the Company or any of its Restricted Subsidiaries, other than:

(A) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock); and

(B) pro rata dividends or distributions (or otherwise as may be required pursuant to the organizational documents of such Subsidiary as existing on the Issue Date) payable by any Restricted Subsidiary that is not Wholly Owned to minority stockholders (or owners of equivalent interests if such Restricted Subsidiary is not a corporation);

(2) purchase, redeem, retire or otherwise acquire for value any Equity Interests of the Company held by any Person other than the Company or any of its Restricted Subsidiaries, other than in exchange for Equity Interests of any Parent Entity;

(3) make any voluntary or optional principal payment, redemption, repurchase, defeasance, or other acquisition or retirement for value, of Subordinated Indebtedness of the Company or any Subsidiary Guarantor (other than (A) with respect to intercompany Subordinated Indebtedness or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4) make an Investment, other than a Permitted Investment, in any Person,

(all such payments and any other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing;

(B) the Company could not Incur at least $1.00 of Indebtedness in compliance with both clauses (a) and (c) of Section 4.08 hereof;

(C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be the Fair Market Value thereof as determined by the Company) made on or after the Issue Date (other than those referred to in clauses (1), (2), (4) through (9) and (11) through (24) of clause (b) of this Section 4.06) would exceed the sum of:

(i) 95.0% of the aggregate amount of Funds From Operations (or, if Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) commencing April 1, 2020 and ending on the last day of the most recent Fiscal Quarter preceding the Transaction Date for which internal financial statements are available; provided that for each of the first four (4) full Fiscal Quarters commencing with the Fiscal Quarter beginning on April 1, 2020, Funds From Operations for purposes of this clause (C)(i) shall be calculated as the greater of (x) the aggregate amount of Funds From Operations in such Fiscal Quarter and (y) zero; plus

(ii) 100% of the aggregate net cash proceeds and the Fair Market Value of other property received by the Company after the Issue Date from (a) the issue or sale of Equity Interests of the Company (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions and any Permitted Warrant Transaction), (b) any contribution to the common equity capital of the Company (other than Excluded Contributions) or (c) the retirement or cancellation of Convertible Indebtedness upon the conversion of such Convertible Indebtedness into Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Company; plus

(iii) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, distributions, repayments of loans or advances, or other transfers of assets, in each case to the

Company or any of its Restricted Subsidiaries or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds have already been included in the calculation of Funds From Operations) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed, in each case, the amount of Investments previously made by the Company and its Restricted Subsidiaries in such Person; plus

(iv) $100.0 million.

Notwithstanding the foregoing, (i) the Company and/or any of its Restricted Subsidiaries may declare and/or pay any dividend or make any distribution to their equity holders to fund a dividend or distribution by Parent, any other Parent Entity that is a REIT, PK Domestic REIT or any other REIT Subsidiary of Parent (each, a “REIT Entity”) (including for the avoidance of doubt, declaring and/or paying any corresponding dividends, and making any corresponding distributions to, the Company’s or such Restricted Subsidiary’s other holders of Equity Interests), and (ii) any REIT Subsidiary may declare and/or pay any dividend or make any distribution to its equity holders, in each case so long as Parent believes in good faith that (1) the applicable REIT Entity qualifies as a REIT under the Code and (2) the declaration and/or payment of such dividend or the making of such distribution by the Company, the applicable REIT Subsidiary or any other Restricted Subsidiary is necessary either (A) to maintain the applicable REIT Entity’s status as a REIT under the Code for any calendar year or (B) to enable the applicable REIT Entity to avoid the payment of any tax for any calendar year that could be avoided by reason of a dividend or distribution by such REIT Entity to its equity holders, with such dividend or distribution by such REIT Entity to be made as and when determined by such REIT Entity, whether during or after the end of the relevant calendar year. Additionally, also notwithstanding the foregoing, any REIT Subsidiary may make any distribution to holders of its Preferred Stock other than the Company or any of its Restricted Subsidiaries in an aggregate amount not to exceed $80,000 per year per REIT Subsidiary.

(b) The provisions of Section 4.06(a) hereof will not prohibit:

(1) the redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor including premium, if any, and accrued and unpaid interest and related transaction expenses, with the proceeds of, or in exchange for, other Subordinated Indebtedness Incurred under Sections 4.08(a), (b), (c) or (d)(5);

(2) the making of any Restricted Payment in an aggregate amount outstanding pursuant to this clause (2) not to exceed the amount of Excluded Contributions received by the Company after the Issue Date (with each such Restricted Payment being measured as of the date made and without giving effect to any subsequent changes in value);

(3) the payment of any dividend, distribution or redemption of any Equity Interests or Subordinated Indebtedness within 60 days after the date of declaration or notice thereof or call for redemption if, at such date of declaration or notice or call for redemption, such payment or redemption was permitted by the provisions of Section 4.06(a) (the declaration of such payment will be deemed a Restricted Payment under Section 4.06(a) as of the date of declaration and the payment itself will be deemed to have been made on the date of declaration and will not also be deemed a Restricted Payment under Section 4.06(a)); provided, however, that any Restricted Payment made in reliance on this clause (3) shall reduce the amount available for Restricted Payments pursuant to clause (C) of Section 4.06(a)(4) only once;

(4) the payment of any dividend or distribution to Parent and other holders of limited liability company interests in the Company with respect to any period of four (4) fiscal quarters to the extent necessary for Parent to distribute cash dividends or distributions to its shareholders with respect to Equity Interests of Parent in an aggregate amount not to exceed $0.01 per share per such fiscal quarter;

(5) payments and distributions to dissenting holders of common Equity Interests of the Company and stockholders of a Parent Entity (and the payment of dividends or distributions by the Company to any Parent Entity to provide such Parent Entity with the cash necessary to make such payments and distributions) pursuant to applicable law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with Section 5.01 hereof;

(6) the acquisition or re-acquisition (including the payment of dividends or distributions by the Company to fund such acquisition or re-acquisition by a Parent Entity), whether by forfeiture or in connection with satisfying applicable payroll or withholding tax obligations, of Equity Interests of the Company or Parent Entity in connection with the administration of their equity compensation programs in the ordinary course of business;

(7) the making of Restricted Payments to any Parent Entity or any Restricted Subsidiary to the extent necessary to permit such Person to pay (i) general administrative costs and expenses (including with respect to (a) corporate overhead, legal or similar expenses, audit and other accounting and reporting expenses and customary wages, salary, bonus and other benefits payable to directors, officers, employees, members of management, consultants and/or independent contractors and (b) executive compensation arrangements in effect on the Issue Date or subsequently approved by the Compensation Committee of the Board of Directors of Parent, as well as any tax withholding payment obligations in connection therewith (including in connection with any vesting of Equity Interests issued under such executive compensation arrangements)), (ii) franchise fees, franchise taxes and similar fees, taxes and expenses required to maintain the organizational existence of such Person, (iii) any reasonable and customary indemnification claims made by current or former directors, officers, members of management, employees or consultants, in each case, to the extent attributable to the ownership or operations of the Company or its Restricted Subsidiaries, (iv) interest and/or principal on Indebtedness of such Person, the proceeds of which have been contributed to the Company or its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company or any of its Restricted Subsidiaries in accordance with Section 4.08 hereof and (v) fees and expenses other than to Affiliates of the Company related to any successful or unsuccessful financing transaction or equity offering;

(8) the making of cash payments in connection with any conversion of Convertible Indebtedness in an aggregate amount not to exceed the sum of (a) the principal amount of such Convertible Indebtedness up to and including the full redemption amount of such Convertible Indebtedness plus (b) any payments received by the Company or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transaction plus (c) any applicable premium or fees;

(9) any payments in connection with (a) a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of a Parent Entity’s Common Stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in Common Stock upon any early termination thereof;

(10) the making of any Restricted Payment to Parent, the proceeds of which are used to purchase or redeem the Equity Interests of the Company or Parent (including related stock appreciation rights or similar securities) (or the payment of dividends or distributions to any Parent Entity of the Company to provide Parent (or any other Parent Entity) with the cash necessary to make such purchase or redemption) held by then present or former directors, consultants, officers or employees of any Parent Entity, the Company or any of its Restricted Subsidiaries or by any pension plan or any shareholders’ agreement then in effect upon such Person’s death, disability, retirement or termination of employment or under the terms of any such pension plan or any other agreement under which such Equity Interests were issued; provided, that the aggregate amount of such purchases or redemptions under this clause (10) shall not exceed in any Fiscal Year (i) $25.0 million, plus (ii) (x) the amount of net proceeds received by the Company or any of its Restricted Subsidiaries (or received by any Parent Entity and contributed to the common equity capital of the Company or received by any Parent Entity and used to purchase Equity Interests in the Company) during such calendar year from issuances of Equity Interests (other than Disqualified Stock) of any Parent Entity (to the extent contributed to the Company) to directors, consultants, officers or employees of any Parent Entity, the Company or any of its Restricted Subsidiaries in connection with permitted employee compensation and incentive arrangements and (y) the amount of net cash proceeds of any key-man life insurance policies received during such calendar year, which, if not used in any year, may be carried forward to any subsequent calendar year, subject, with respect to unused amounts from clause (i) of this proviso that are carried forward, to an overall limit in any Fiscal Year of $40.0 million;

(11) the declaration or payment of any cash dividend or other cash distribution or redemption in respect of Equity Interests of the Company or any of its Restricted Subsidiaries constituting Preferred Stock (or the payment of dividends or distributions to Parent (or any other Parent Entity) to provide Parent (or any such Parent Entity) with the cash necessary to make such payments or distributions on Equity Interests constituting Preferred Stock), so long as the Interest Coverage Ratio (calculated in accordance with Section 4.08(c)) would be greater than or equal to 1.50 to 1.0 after giving effect to such payment; provided that at the time of payment of such dividend or distribution no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(12) (i) noncash repurchases of Equity Interests of the Company or any Parent Entity deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or any withholding or similar taxes payable in connection with such exercise and (ii) noncash acquisitions of Equity Interests of the Company or any Parent Entity upon forfeiture or vesting of Equity Interests (including Equity Interests of any Parent Entity) under any restricted stock or similar agreement including if such forfeited Equity Interests represent any withholding or similar taxes payable in connection with a vesting;

(13) the payment of cash (A) in lieu of the issuance of fractional shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the Company or any Parent Entity (or the payment of dividends or distributions to such Parent Entity to provide such Parent Entity with the cash necessary to make such payments) and (B) in lieu of the issuance of whole shares of Capital Stock upon conversion, exercise, redemption or exchange of securities convertible into or exchangeable for Capital Stock of the Company or any Parent Entity (or the payment of dividends or distributions to such Parent Entity to provide such Parent Entity with the cash necessary to make such payments);

(14) (i) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of the Company or contributions to the equity capital of the Company (other than any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary or to the Company) (collectively, including any such contributions, “Refunding Capital Stock”), (ii) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or to the Company) of Refunding Capital Stock, and (iii) the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any Parent Entity) in an aggregate amount no greater than the aggregate amount of dividends that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(15) the repayment, defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness or Disqualified Stock of the Company pursuant to a required Offer to Purchase arising from a Change of Control Triggering Event or Asset Sale, as the case may be; provided that such repayment, repurchase, redemption, acquisition or retirement occurs after all Notes tendered by Holders in connection with a related Offer to Purchase have been repurchased, redeemed or acquired for value in accordance with the applicable provisions of this Indenture;

(16) the declaration and payment of regularly scheduled or accrued dividends to holders of any class of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary issued on or after the Issue Date in accordance with Section 4.08 hereof.

(17) payments of intercompany Subordinated Indebtedness, the Incurrence of which was permitted under Section 4.08(d)(2); provided that no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(18) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Company after the Issue Date; provided that the amount of dividends paid pursuant to this clause (18) shall not exceed the aggregate amount of cash actually received by the Company from the sale of such Designated Preferred Stock; and provided further that, at the time of payment of such dividend, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(19) Permitted Tax Payments;

(20) any payments required under a Tax Protection Agreement entered into by the Company or a Parent Entity;

(21) the making of Restricted Payments to fund the cash payment to be made by a Parent Entity upon cash settlement or net share settlement of any forward sale agreements entered into by a Parent Entity in connection with the issuance of its Common Stock;

(22) the making of distributions and other Restricted Payments required to fund any obligations of Parent pursuant to the terms of the Distribution Agreement, the Tax Matters Agreement, any Ancillary Agreement or any related transactions contemplated thereby;

(23) any Restricted Payment in connection with the UPREIT Reorganization; and

(24) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (24) from and after the Issue Date at any time outstanding, not to exceed the greater of $400.0 million and an amount equal to 3.0% of Adjusted Total Assets as of the applicable date of determination.

For purposes of determining compliance with this Section 4.06, in the event that any Restricted Payment meets the criteria of more than one of the types of Restricted Payment described in the above clauses of Section 4.06(b), or is permitted to be made pursuant to Section 4.06(a), the Company, in its sole discretion, may classify such Restricted Payment and only be required to include the amount and type of such Restricted Payment in one of such categories; provided that the Company may divide and classify any Restricted Payment in one or more of the types of Restricted Payment and may later reclassify all or a portion of such Restricted Payment, in any manner that complies within this Section 4.06.

Section 4.07 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions permitted by applicable law on any Equity Interests of such Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries;

(2) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(3) make loans or advances to the Company or any other Restricted Subsidiary; or

(4) transfer its property or assets to the Company or any other Restricted Subsidiary.

(b) The restrictions in Section 4.07(a) hereof will not apply to encumbrances or restrictions:

(1) in this Indenture, the Security Documents, the Notes, the Note Guarantees, and any other agreement, including the Park Loan Documents, as the same are in effect on the Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that in the case of any such extensions, refinancings, renewals or replacements of such agreements, the related encumbrances or restrictions either (i) do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the Notes when due (as determined in good faith by the Company) or (ii) are substantially similar or less restrictive, in the aggregate, to the encumbrances and restrictions set forth in the Park Loan Documents;

(2) imposed under any applicable documents or instruments pertaining to any current or future Secured Indebtedness permitted under this Indenture (and relating solely to assets constituting collateral thereunder or cash proceeds from or generated by such assets or direct or indirect ownership of Persons obligated thereunder);

(3) existing under or by reason of applicable law, rule, regulation or order;

(4) on cash, Cash Equivalents or other deposits or net worth imposed under contracts entered into the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(5) with respect to a Foreign Subsidiary, entered into in the ordinary course of business or pursuant to the terms of Indebtedness of a Foreign Subsidiary that was Incurred by such Foreign Subsidiary in compliance with the terms of this Indenture;

(6) contained in any license, permit or other accreditation with a regulatory authority entered into in the ordinary course of business;

(7) contained in agreements or instruments which prohibit the payment or making of dividends or other distributions other than on a pro rata basis;

(8) existing with respect to any Person or the property or assets of any Person acquired by the Company or any of its Restricted Subsidiaries or that otherwise becomes a Restricted Subsidiary, or with respect to any Person or the property or assets of any Person newly designated as a Restricted Subsidiary of the Company, existing at the time of such acquisition or designation and not incurred solely in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of the Person other than the Person or the property or assets of the Person so acquired or designated;

(9) in the case of clause (4) of Section 4.07(a):

(A) that restrict in a customary manner the subletting, assignment, license or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any of its Restricted Subsidiaries not otherwise prohibited by this Indenture;

(C) existing under or by reason of ground leases, Finance Leases or purchase money obligations for property acquired that impose restrictions on that property; or

(D) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and its Restricted Subsidiaries taken as a whole;

(10) restrictions on transfer or assignment provisions in Management Agreements or Franchise Agreements;

(11) with respect to the Company or a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or Property and assets of, the Company or such Restricted Subsidiary (including any restrictions on distributions or on the making of loans or advances by the Company or that Restricted Subsidiary pending its sale or other disposition);

(12) contained in the terms of any Indebtedness permitted under Section 4.08 hereof or any agreement pursuant to which such Indebtedness was issued if:

(A) the encumbrance or restriction, taken as a whole, is no more onerous in any material respect than is customary in comparable financings (as determined in good faith by the Company), and

(B) the encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the Notes (as determined in good faith by the Company);

(13) existing under or by reason of restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited under this Indenture;

(14) (a) restrictions applicable to any Unrestricted Subsidiary or any non-Wholly Owned Restricted Subsidiary or Joint Venture (or the Equity Interests thereof) or which exist under or by reason of customary provisions contained in the governing agreements for any non-Wholly Owned Restricted Subsidiary or Joint Venture or (b) customary provisions in leases entered into in the ordinary course of business;

(15) which exist under or by reason of Permitted Liens that limit the right of the debtor to transfer or otherwise dispose of the assets subject to such Liens;

(16) which exist by reason of the Park Loan Documents, any Secured Hedge Agreement or any Cash Management Agreement as in effect on the Issue Date or any Refinancing thereof; provided that with respect to any Refinancing, such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the Notes (as determined in good faith by the Company);

(17) restricting in a customary manner the transfer, license or assignment of any licensing agreement or other contract (or otherwise relating to the assets subject thereto) entered into by the Company or its Restricted Subsidiaries in the ordinary course of business;

(18) which exist under or by reason of Contractual Obligations which (i) exist on the Issue Date and (ii) to the extent Contractual Obligations permitted by clause (i) are set forth in an agreement evidencing Indebtedness, any agreement evidencing any permitted modification, replacement, renewal, extension or Refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or Refinancing does not (when taken as a whole) materially impair the ability of the Issuers to satisfy their obligations to make payments on the Notes (as determined in good faith by the Company);

(19) any other encumbrances or restrictions so long as such encumbrances or restrictions do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the Notes (as determined in good faith by the Company);

(20) customary negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 4.08;

(21) restrictions contained in any agreements related to a Project Financing or Qualified Non-Recourse Debt;

(22) which exist by reason of the Spin-Off Documents and any amendments thereto; provided that any such amendment does not materially impair the ability of the Issuers to satisfy their obligations to make payments on the Notes (as determined in good faith by the Company);

(23) customary provisions in partnership agreements, limited liability company organizational governance documents, Joint Venture agreements, non-Wholly Owned Restricted Subsidiary agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, Joint Venture, non-Wholly Owned Restricted Subsidiary or similar Person or provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(24) in connection with any rights of first refusal and rights of first offer relating to Properties;

(25) in connection with any Permitted Sale Restrictions or Permitted Transfer Restrictions;

(26) contained in any trading, netting, operating, construction, service, supply, purchase, sale, or other agreement entered into in the ordinary course of business; provided such agreement restricts the encumbrance of solely the property or assets that are the subject of such agreement, the payment rights thereunder or the proceeds thereof;

(27) contained in any Acceptable Preferred Equity Interests;

(28) contained in any organizational documents of a REIT Subsidiary that are intended to ensure compliance with REIT requirements; and

(29) in connection with and pursuant to permitted extensions, Refinancings, renewals or replacements of restrictions imposed pursuant to clauses (1) through (28) of this Section 4.07(b); provided that the encumbrances and restrictions in any such extensions, Refinancings, renewals or replacements, taken as a whole, do not materially impair the ability of the Issuers to satisfy their obligations to make payments on the Notes (as determined in good faith by the Company);

Nothing contained in this Section 4.07 will prevent the Company or any of its Restricted Subsidiaries from restricting the sale or other disposition of property or assets of the Company or its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries. For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on common Equity Interests shall not be deemed a restriction on the ability to make distributions on Capital Stock, and (2) the subordination of loans or advances made to a Restricted Subsidiary to other Indebtedness incurred by such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 4.08 Incurrence of Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, immediately after giving effect to the Incurrence of such Indebtedness, on a Pro Forma Basis, the ratio of consolidated Indebtedness of the Company and the Restricted Subsidiaries to Adjusted Total Assets would exceed 0.65 to 1.00.

(b) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Secured Indebtedness if, immediately after giving effect to the Incurrence of such Secured Indebtedness, on a Pro Forma Basis, the ratio of consolidated Secured Indebtedness of the Company and the Restricted Subsidiaries to Adjusted Total Assets would exceed 0.40 to 1.00.

(c) The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness if, after giving effect to the Incurrence of such Indebtedness, on a Pro Forma Basis, the Interest Coverage Ratio of the Company and its Restricted Subsidiaries on a consolidated basis would be less than 1.50 to 1.0; provided that for purposes of calculating the Interest Coverage Ratio pursuant to this clause (c), for each of the first four (4) full Fiscal Quarters commencing with the Fiscal Quarter beginning on April 1, 2020, Consolidated EBITDA for any such Fiscal Quarter shall be calculated as the greater of (x) Consolidated EBITDA in such Fiscal Quarter and (y) zero; provided, further that, for so long as any Subsidiary of the Company Guarantees the Notes, the amount of additional Indebtedness that may be Incurred from and after the Issue Date by Restricted Subsidiaries that are not Subsidiary Guarantors under this clause (c) shall not exceed the greater of $900.0 million and an amount equal to 7.0% of Adjusted Total Assets in the aggregate for all such Restricted Subsidiaries at any time outstanding.

(d) Notwithstanding clauses (a), (b) and (c) of this Section 4.08, the Company or any of its Restricted Subsidiaries may Incur each and all of the following:

(1) Indebtedness of the Company or any of the Subsidiary Guarantors outstanding under Credit Facilities and the issuance or creation of letters of credit and bankers’ acceptances thereunder or in connection therewith (with letters of credit and bankers acceptances being deemed to have a principal amount equal to the face amount thereof), in an aggregate principal amount at any one time outstanding not to exceed the sum of (1) the greater of $4,000.0 million and an amount equal to 30.0% of Adjusted Total Assets at any time outstanding plus (2) in the case of any Refinancing of any Indebtedness permitted under this clause (1) or any portion thereof, the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses Incurred in connection with such Refinancing;

(2) Indebtedness owed to:

(A) an Issuer or a Subsidiary Guarantor evidenced by an unsubordinated promissory note; or

(B) any other Restricted Subsidiary; provided that if an Issuer or any Subsidiary Guarantor is an obligor, the Indebtedness is subordinated in right of payment to the Notes, in the case of the Issuers, or the Note Guarantee, in the case of a Subsidiary Guarantor; and provided further that any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or any other Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2)(B);

(3) the Notes to be issued on the Issue Date and the Note Guarantees;

(4) Indebtedness outstanding as of the Issue Date (including the 2025 Senior Secured Notes, but excluding Indebtedness described in clause (1) above);

(5) Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund, other outstanding Indebtedness that was incurred under the provisions of paragraph (a), (b) or (c) of this covenant or clauses (3), (4), (5), (8), (9), (10), (14), (17), (18), (24), (25) or (27) of this Section 4.08(d), in an amount not to exceed the amount so Refinanced plus the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums, customary reserves required to be funded and maintained in connection with such Indebtedness and other costs and expenses Incurred in connection with such refinancing (any such action, to “Refinance” or a “Refinancing”); provided that Indebtedness will be permitted under this clause (5) only if (except in the case of COVID-19 Relief Funds and Refinancings thereof):

(A) such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes at least to the extent that the Indebtedness to be Refinanced is subordinated to the Notes, if applicable; and

(B) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the earlier of (i) the Stated Maturity of the Indebtedness to be Refinanced, or (ii) the date that is 91 days after the Stated Maturity of the Notes, and the Average Life of such new Indebtedness is at least equal to the earlier of (1) the remaining Average Life of the Indebtedness to be Refinanced, or (2) 91 days more than the Average Life of the Notes;

provided further, that in no event may Indebtedness of the Company or a Subsidiary Guarantor that ranks equally with or subordinate in right of payment to the Notes or such Subsidiary Guarantor’s Note Guarantee, as applicable, be Refinanced by means of any Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (5);

(6) (i) obligations (contingent or otherwise) existing or arising under any Hedging Obligations or Swap Contracts (including Secured Hedge Agreements) entered into for the purpose of mitigating risks associated with fluctuations in interest rates (including both fixed to floating and floating to fixed contracts), foreign exchange rates or commodity price fluctuations in a non-speculative manner and (ii) Indebtedness consisting of any Permitted Bond Hedge Transaction or any Permitted Warrant Transaction;

(7) Indebtedness under Secured Cash Management Agreements, cash pooling agreements with hotel management companies and in respect of netting services, the Overdraft Line and otherwise in connection with deposit accounts, commercial credit cards, stored value cards, purchasing cards and treasury management services, including any obligations pursuant to Cash Management Agreements, and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and in each case, similar arrangements and otherwise in connection with cash management, including cash management arrangements among the Company and its Subsidiaries;

(8) (A) Finance Leases, synthetic lease obligations, purchase money obligations or mortgage financings Incurred after the Issue Date and (B) Indebtedness secured by purchase money Liens, in an aggregate outstanding principal amount for clauses (A) and (B) on a combined basis Incurred from and after the Issue Date not to exceed the greater of $350.0 million and an amount equal to 2.5% of Adjusted Total Assets at any time outstanding; provided, however, that, subject to clause (g), any Refinancing Incurred under clause (5) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (8) for purposes of determining the amount of Indebtedness that may at any time be Incurred under this clause (8);

(9) Indebtedness of the Company, to the extent the net proceeds therefrom are promptly:

(A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change of Control Triggering Event; or

(B) deposited to defease or discharge the Notes as described in Articles 8 and 11 hereof;

(10) Indebtedness incurred in connection with any Sale and Leaseback Transaction;

(11) customer deposits and advance payments received from customers in the ordinary course of business;

(12) any Guarantee issued by the Company pursuant to the matters described in any indemnity agreements entered into for the benefit of a title company that has been engaged by the Company or any of its Restricted Subsidiaries;

(13) Guarantees by the Company or any Restricted Subsidiary of any Indebtedness of the Company or any Restricted Subsidiary; provided that such Indebtedness was permitted to be Incurred pursuant to this covenant other than under this clause (13); provided further that any such Guarantees by an Issuer or any Subsidiary Guarantor of any Indebtedness of any Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor is subordinated in right of payment to the obligations of the Issuers and the Subsidiary Guarantors under the Notes;

(14) Guarantees issued by the Company or any of its Restricted Subsidiaries of any Indebtedness of Joint Ventures or Unrestricted Subsidiaries Incurred from and after the Issue Date in an amount not to exceed the greater of $250.0 million and 2.0% of Adjusted Total Assets at any time outstanding, if both before and after giving effect to the incurrence of each such Guarantee, no Default or Event of Default has occurred or is continuing; provided, however, that, subject to clause (g), any Refinancing Incurred under clause (5) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (14) for purposes of determining the amount of Indebtedness that may at any time be Incurred under this clause (14);

(15) Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued under any Credit Facilities in an aggregate principal amount not to exceed the stated amount of such letter of credit (but which stated amount may include the amount of any anticipated premiums, expenses (including upfront fees and original issue discount) and any accretion in the principal amount thereof);

(16) contractual indemnity obligations entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of ownership or operation of their respective Properties;

(17) Indebtedness (A) of a Person outstanding on the date of any acquisition of such Person, including through the acquisition of a Person that becomes a Restricted Subsidiary or is acquired by, or merged or consolidated with or into, the Company or any Restricted Subsidiary, or that is assumed by the Company or any Restricted Subsidiary in connection with any such acquisition (other than Indebtedness incurred by such Person in connection with, or contemplation of, such acquisition, merger or consolidation), (B) Incurred to provide all or any portion of the funds utilized to acquire, or to consummate the transaction or series of related transactions in connection with or in contemplation of any acquisition, of a Person that becomes a Restricted Subsidiary, (C) assumed in connection with an asset acquisition by the Company or a Restricted Subsidiary or (D) Incurred in connection with any Investment in a third party permitted under this Indenture, in each case under this clause (17), as long as immediately after giving effect thereto, either (i) the Interest Coverage Ratio on a Pro Forma Basis would be at least 1.50 to 1.0 or (ii) the Interest Coverage Ratio on a Pro Forma Basis would be greater than or equal to the actual Interest Coverage Ratio immediately prior to such acquisition, incurrence or assumption, in each case under this clause (17), with the Interest Coverage Ratio calculated in accordance with clause (c) above;

(18) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor, together with any other Indebtedness Incurred from and after the Issue Date pursuant to this clause (18) or clause (c) above by such Restricted Subsidiaries, in an amount not to exceed the greater of $900.0 million and an amount equal to 7.0% of Adjusted Total Assets in the aggregate for all such Restricted Subsidiaries at any time outstanding; provided, however, that, subject to clause (g), any Refinancing Incurred under clause (5) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (18) for purposes of determining the amount of Indebtedness that may at any time be Incurred under this clause (18);

(19) Indebtedness:

(A) arising from agreements providing for indemnification, adjustment of purchase or acquisition price or similar obligations Incurred or assumed to the extent permitted as an Investment under the definition of “Permitted Investments” below, or arising from the disposition of any business, assets or a Subsidiary not prohibited by this Indenture;

(B) arising from contingent liabilities in respect of any indemnification, adjustment of purchase price, non-compete, consulting, deferred taxes and similar obligations of the Company and the Restricted Subsidiaries Incurred in connection with acquisitions;

(C) owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, unemployment, health, disability or other employee benefits or Property, casualty or liability insurance to the Company or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business or consistent with past practice or industry practices;

(D) in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case in the ordinary course of business or consistent with past practice or industry practices; or

(E) in respect of indemnification obligations existing on the Issue Date, including in connection with the Distribution Agreement and Tax Matters Agreement;

(20) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments and trade letters of credit in the ordinary course of business or consistent with past practice or industry practice;

(21) Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply agreements, in each case incurred in the ordinary course of business;

(22) Indebtedness incurred pursuant to or in connection with the terms of any tax matters or tax sharing agreement, employee matters agreement, transition services agreement, corporate services agreement or other similar agreement, including arising under the Distribution Agreement, Tax Matters Agreement or any Ancillary Agreement;

(23) to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and/or in connection with any project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices as determined in good faith by the Company (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(24) (i) any Qualified Non-Recourse Debt and/or any Project Financing Incurred from and after the Issue Date at any time outstanding in an aggregate outstanding principal amount not to exceed (a) $500.0 million in the aggregate plus (b) $1,250.0 million in respect of Qualified Non-Recourse Debt incurred solely to finance the acquisition or continued ownership of any Related Business; provided, however, that, subject to clause (g), any Refinancing Incurred under clause (5) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (24) for purposes of determining the amount of Indebtedness that may at any time be Incurred under this clause (24);

(25) Indebtedness incurred to fund any payments required under a Tax Protection Agreement entered into by the Company or a Parent Entity;

(26) Permitted Government Revenue Bond Indebtedness;

(27) COVID-19 Relief Funds; provided, however, that, subject to clause (g), any Refinancing Incurred under clause (5) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (27) for purposes of determining the amount of Indebtedness that may at any time be Incurred under this clause (27);

(28) other Indebtedness Incurred from and after the Issue Date not to exceed the greater of $525.0 million and 4.0% of Adjusted Total Assets at any time outstanding.

(e) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. Notwithstanding any other provision of this Indenture, the maximum amount of Indebtedness that the Company or any of its Restricted Subsidiaries may Incur shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

(f) For purposes of determining any particular amount of Indebtedness under this Section 4.08, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount will not be included (i.e., there will be no double-counting).

(g) For purposes of determining compliance with this Section 4.08, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses of Section 4.08(d) or is Incurred in compliance with clauses (a), (b) and (c) of this Section 4.08, as applicable, the Company, in its sole discretion, may classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such categories; provided that the Company may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later reclassify all or a portion of such item of Indebtedness, in any manner that complies within this Section 4.08. Notwithstanding the foregoing, any Indebtedness under the Park Loan Documents outstanding on the Issue Date will at all times be treated as Incurred on the Issue Date in reliance on the exception provided by clause (d)(1) of this Section 4.08.

(h) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

Section 4.09 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1) the consideration received by the Company or such Restricted Subsidiary is at least equal to the Fair Market Value of the assets sold or disposed of, and

(2) at least 75.0% of the consideration received by the Company or such Restricted Subsidiary consists of cash or Cash Equivalents or Replacement Assets; provided that, with respect to the sale of one or more Properties, up to 75.0% of the consideration may consist of Indebtedness of the purchaser of such Properties so long as such Indebtedness is secured by a first priority Lien on the Properties sold; provided further that, for purposes of this clause (2), the following will be deemed to be cash:

(A) any liabilities of the Company or any such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and for which either (a) the Company and any such Restricted Subsidiaries have been validly released by the creditors or (b) the transferee and/or an Affiliate thereof has agreed in writing to fully indemnify the Company or such Restricted Subsidiaries;

(B) any securities, evidence of Indebtedness, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the consummation of such Asset Sale; and

(C) any Designated Non-cash Consideration received by the Issuers or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $250.0 million and an amount equal to 2.0% of Adjusted Total Assets, as of any date of Incurrence, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company will or will cause such Net Cash Proceeds (or an amount equal to the amount of such Net Cash Proceeds) to be applied to:

(1) (i) make any repayments of Pari Passu Lien Obligations as required pursuant to the Park Credit Agreements during the Covenant Relief Period (as defined in the Park Credit Agreements) thereunder (without obligation to permanently reduce commitments with respect thereto unless required under the Park Credit Agreements) and (ii) thereafter, permanently reduce Obligations constituting Pari Passu Lien Obligations and, if the Indebtedness repaid is revolving credit facilities or other similar Indebtedness, to correspondingly permanently reduce commitments with respect thereto (other than Obligations owed to the Company or a Restricted Subsidiary); provided that (x) to the extent the terms of Pari Passu Lien Obligations (other than Obligations under the Notes) require that such Pari Passu Lien Obligations are repaid with the Net Cash Proceeds from an Asset Sale prior to repayment of other Indebtedness (including the Notes), the Company and the Restricted Subsidiaries shall be entitled to repay such other Pari Passu Lien Obligations prior to repaying Obligations under the Notes and (y) except as provided in the foregoing clause (x), if the Company or any Restricted Subsidiary shall so reduce Pari Passu Lien Obligations, the Company will, equally and ratably, reduce Obligations under the Notes pursuant to Section 3.07 through open-market purchases (provided that such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth herein) to all Holders to purchase their Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the principal amount of Notes so purchased;

(2) fund all or a portion of an optional redemption of the Notes pursuant to Section 3.07 hereof or repurchase the Notes in open market transactions if such repurchase is not otherwise prohibited by this Indenture;

(3) permanently reduce Obligations ranking pari passu with the Notes other than Pari Passu Lien Obligations so long as the relevant Net Cash Proceeds are received with respect to an Asset Sale of property that does not constitute Collateral; provided that if the Company or any Restricted Subsidiary shall so reduce any such pari passu Obligations, the Company will equally and ratably reduce or offer to reduce Obligations under the Notes in any manner set forth in clause (1)(y) above (based on the amounts so applied to such repayments or prepayments);

(4) permanently reduce Secured Indebtedness of the Company or any Subsidiary Guarantor or Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, in each case owing to a Person other than the Company or any of its Restricted Subsidiaries;

(5) make (A) an investment in or acquisition of any one or more Replacement Assets, (B) capital expenditures in a Related Business owned by the Company or a Restricted Subsidiary or (C) an acquisition of other assets of a nature or type that are used in or useful to the business of the Company or any of its Restricted Subsidiaries existing on the date of such investment, capital expenditure or acquisition; provided that the assets (including Capital Stock) acquired with the Net Cash Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Security Documents (except to the extent a Lien thereon is released by lenders under the Park Credit Agreements); or

(6) any combination of the foregoing;

provided, that the Company will be deemed to have complied with the provisions described in clause (5) of this Section 4.09 if and to the extent that the Company or any of its Restricted Subsidiaries enter into a definitive agreement committing to make such investment, acquisition or capital expenditure or so invest within such 365-day period, which acquisition, capital expenditure or investment shall be made within 180 days after the end of such 365-day period.

Pending the application of any such Net Cash Proceeds as described above, the Company may temporarily reduce Indebtedness or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365-day period as set forth in the preceding sentence and not applied (or committed to be applied) as so required by the end of such period will constitute “Excess Proceeds.” If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to this Section 4.09 totals more than $100.0 million, the Company must commence, not later than 20 Business Days thereafter, and consummate an Offer to Purchase from the Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to an Offer to Purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of Notes and such other pari passu Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus, in each case, accrued and unpaid interest, to the Payment Date.

If the aggregate principal amount of Notes and other pari passu Indebtedness with the Notes tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, then the Notes and such other pari passu Indebtedness will be purchased on a pro rata basis based on the principal amount of the Notes and such other pari passu Indebtedness tendered. Upon completion of each Offer to Purchase, any remaining Excess Proceeds subject to such Offer to Purchase will no longer be deemed to be Excess Proceeds and may be applied to any other purpose not prohibited under this Indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase in connection with an Asset Sale. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.09, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.09 by virtue of such compliance.

Section 4.10 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to enter into, renew or extend any transaction of any kind with any Affiliate of the Company or any of its Restricted Subsidiaries (other than transactions between or among any Parent Entity, the Company and the Restricted Subsidiaries), in each case, involving consideration in excess of $75.0 million in the aggregate (an “Affiliate Transaction”) for any transaction or series of related transactions, except upon terms and conditions (taken as a whole) that are not materially less favorable to the Company or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s-length transaction with a Person that is not such an Affiliate.

(b) The foregoing limitation does not limit, and will not apply to:

(1) (i) any payments or other transactions pursuant to any tax-sharing or cost sharing agreement between or among the Company, any Restricted Subsidiary, and any Parent Entity, and (ii) any transactions undertaken between or among them for the purpose of improving the consolidated tax efficiency of any Parent Entity, the Company or any Restricted Subsidiary;

(2) payments or other transactions (including the payment of any fees and expenses in connection therewith) pursuant to or in connection with transactions pursuant to agreements generally described in the Offering Memorandum or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not, in the good faith determination of the Company, materially less favorable to the Company and the Restricted Subsidiaries than the original agreement or arrangement in existence on the Issue Date;

(3) any transaction with any Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(4) any transaction with a Joint Venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an Equity Interest in such Joint Venture, partnership, limited liability company or other entity;

(5) (i) license or lease agreements with any Unrestricted Subsidiary or Joint Venture on terms which, taken as a whole together with all related transactions with such Unrestricted Subsidiary or Joint Venture, are commercially reasonable, (ii) other agreements and transactions in the ordinary course of business (and reasonable extensions of such course of business) with, or for the benefit of, any Unrestricted Subsidiary or Joint Venture on terms that are commercially reasonable or which are materially consistent with the past practices of the Company, and (iii) any agreement by an Unrestricted Subsidiary or Joint Venture to pay management, development or other similar fees to the Company or a Restricted Subsidiary, directly or indirectly, relating to the provision of management services, overhead, sharing of customer lists and customer loyalty programs;

(6) (i) the issuance, sale or transfer, and transactions related to the issuance, sale or transfer, of Equity Interests of the Company to any Parent Entity or any Affiliate thereof, including in connection with capital contributions by such Parent Entity or any Affiliate thereof to the Company or any of its Restricted Subsidiaries, (ii) capital contributions by any Parent Entity to the Company or any Restricted Subsidiary and (iii) redemptions, repurchases, and retirement of Equity Interests of the Company in connection with redemptions, repurchases and retirements of substantially corresponding Equity Interests of a Parent Entity;

(7) director’s fees and any employment, consulting, service, severance or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company (or any Parent Entity) or any of its Restricted Subsidiaries with officers, directors, employees and consultants of the Company (or any Parent Entity) or its Restricted Subsidiaries that are Affiliates of the Company or its Subsidiaries and the payment of compensation, customary fees, perquisites and fringe benefits and the issuance of securities of the Company or any Parent Entity to such officers, directors, employees and consultants (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case (i) in the ordinary course of business, (ii) pursuant to arrangements in effect on the Issue Date or (iii) as may be approved by the Compensation Committee of the Board of Directors of Parent;

(8) the payment of fees, commission, payroll, reasonable out-of-pocket costs, travel and similar advances or loans (including payment or cancellation thereof) to, and indemnities provided on behalf of, directors, managers, officers, employees and consultants of the Company (or any Parent Entity) and its Subsidiaries to the extent attributable to the ownership, management or operation of the Company (or any Parent Entity) and its Subsidiaries, in each case (i) in the ordinary course of business, (ii) pursuant to arrangements in effect on the Issue Date or (iii) as may be approved by the Compensation Committee of the Board of Directors of Parent;

(9) any transactions entered into pursuant to the Spin-Off Documents;

(10) (i) any Restricted Payments or Permitted Investments not prohibited by Section 4.06, (ii) the Incurrence of any Indebtedness permitted under clauses (2), (4), (5), (7), (8), (12), (13), (14), (17), (18), (19), (22) and (25) of Section 4.08(d), (iii) any sales or other dispositions of assets that do not constitute “Asset Sales” pursuant to the first sentence of such definition, and (iv) the Incurrence of any Liens constituting “Permitted Liens” pursuant to clauses (1) through (32), (37), (39), (49), (50), (53) and (59) of such definition;

(11) (i) the exercise by the Company of rights under derivative securities linked to Equity Interests underlying Convertible Indebtedness or similar products purchased by the Company or Parent in connection with the issuance of Convertible Indebtedness and (ii) any termination fees or similar payments in connection with the termination of warrants or other Equity Interests issued in connection with such Convertible Indebtedness;

(12) affiliate transactions and agreements disclosed or referred to in Parent’s filings with the SEC on or prior to and as in effect on the Issue Date (in each case, including any amendment, modification or extension thereto to the extent such amendment, modification or extension, taken as a whole, is not (i) adverse to the Holders in any material respect or (ii) more disadvantageous to the Holders than the relevant transaction in existence on the Issue Date in any material respect);

(13) agreements with Joint Ventures and Unrestricted Subsidiaries to facilitate arrangements related to (i) easements, exceptions, reservations, condominium documents or other agreements or documents for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, traffic signals, drainage, irrigation, water, electricity and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property, facilities, or equipment which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held or (ii) easements, exceptions, reservations, condominium documents or other agreements or documents for the purpose of facilitating the joint or common use of Property in or adjacent to a neighboring development, timeshare or residential property, shopping center, office building, utility company, public facility or other projects affecting Property which individually or in the aggregate do not materially burden or impair the Fair Market Value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(14) leases or subleases (i) not interfering in any material respect with the ordinary conduct of the business of the Company and the Restricted Subsidiaries (which, for the avoidance of doubt, includes operating subleases) and (ii) licenses or sublicenses of Intellectual Property made in the ordinary course of business, and termination of leases and Swap Contracts in the ordinary course of business;

(15) entry into and transactions pursuant to Tax Protection Agreements or any amendment, modification or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not in the good faith determination of the Company, materially less favorable to the Company and the Restricted Subsidiaries than the original agreement;

(16) the UPREIT Reorganization and the related documents and transactions entered into in connection therewith or contemplated thereby, including any amendments to the Company Operating Agreement in connection therewith;

(17) amendments to the Company Operating Agreement, Distribution Agreement, the Tax Matters Agreement and/or the Ancillary Agreements that are not adverse to the interests of the Holders in any material respect;

(18) (i) the exercise by the Company of rights under derivative securities linked to Equity Interests underlying Convertible Indebtedness or similar products purchased by the Company or a Parent Entity in connection with the issuance of Convertible Indebtedness and (ii) any termination fees or similar payments in connection with the termination of warrants or other Equity Interests issued in connection with such Convertible Indebtedness; and

(19) transactions (A) approved by (i) a majority of the disinterested members of the Board of Directors of Parent or (ii) a majority of either the Nominating and Corporate Governance Committee or the Compensation Committee (or any successor committees with substantially the same responsibilities) of Parent constituted as set forth in the bylaws of Parent (as in effect from time to time) or (B) for which the Company or any of its Restricted Subsidiaries delivers to the Trustee a written opinion of an independent qualified real estate appraisal firm or a nationally recognized investment banking, accounting or appraisal firm, stating that the transaction is fair to the Issuers or such Restricted Subsidiary from a financial point of view.

Notwithstanding the foregoing, any transaction or series of related transactions covered by Section 4.10(a) hereof and not covered by clauses (1) through (18) of Section 4.10(b) hereof the aggregate amount of which exceeds $150.0 million in value must be approved or determined to be fair in the manner provided for in clause (19)(A) or (B) of Section 4.10(b) hereof.

Section 4.11 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause to become effective any Lien of any kind (other than Permitted Liens) that secures Obligations upon any of their property or assets, now owned or hereafter acquired, unless (i) all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the Obligations so secured until such time as such Obligations are no longer secured by a Lien and (ii) in the case of additional Indebtedness or other obligations that are secured by a Lien on the Collateral after the Issue Date, such Indebtedness or other obligations are designated as “Pari Passu Lien Obligations” or “Additional Pari Passu Lien Obligations” under the Intercreditor Agreement and the applicable Pari Passu Secured Parties or Additional Pari Passu Secured Parties with respect to such Pari Passu Lien Obligations or Additional Pari Passu Lien Obligations enter into the Intercreditor Agreement.

For purposes of determining compliance with this Section 4.11, in the event that any Lien meets the criteria of more than one of the types of Liens described under the definition of “Permitted Liens,” the Company, in its sole discretion, may classify such Lien in one such type of Permitted Liens; provided that the Company may divide and classify a Lien in one or more of the types of Permitted Liens and may later reclassify all or a portion of such Lien, in any manner that complies within this Section 4.11.

Section 4.12 Corporate Existence.

Subject to Article 5 and Section 10.04 hereof, the Issuers shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) their corporate, partnership or other existence, and the corporate, partnership or other existence of each of their Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuers or any such Restricted Subsidiary (it being understood that legal name changes may be made upon the reasonable discretion of the Issuers); and

(2) the rights (charter and statutory) and licenses of the Issuers and their Restricted Subsidiaries;

provided, however, that the Issuers shall not be required to preserve any such right or license, or the corporate, partnership or other existence of any of their Restricted Subsidiaries, if the loss thereof would not reasonably be expected to be materially adverse to the Issuers and their Subsidiaries, taken as a whole.

Section 4.13 Offer to Purchase Upon Change of Control Triggering Event.

(a) Unless the Company has previously or concurrently sent a redemption notice with respect to all existing Notes as described in Section 3.07 and all conditions precedent applicable to such redemption notice have been satisfied, within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control Triggering Event, but after public announcement of the transaction or transactions that constitute or may constitute the Change of Control Triggering Event, the Company shall be required to commence an Offer to Purchase for all Notes then outstanding at a purchase price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the Payment Date. The Offer to Purchase will, if sent prior to the date on which the Change of Control Triggering Event occurs, describe the transaction or transactions that constitute or may constitute the Change of Control Triggering Event, and state that the Offer to Purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Payment Date.

(b) Subject to Section 4.13(c), the provisions described above that require the Company to make an Offer to Purchase following a Change of Control Triggering Event will be applicable regardless of whether any other provisions of this Indenture are applicable.

(c) The Company will not be required to make an Offer to Purchase upon a Change of Control Triggering Event if a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to an Offer to Purchase made by the Company and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase.

(d) If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer to Purchase and the Company, or any third party making an Offer to Purchase in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer to Purchase described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to, but not including, such purchase date.

(e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.13, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.13 by virtue of its compliance with such securities laws or regulations.

(f) If the terms of any Credit Facility prohibit the Company from making an Offer to Purchase or from purchasing the Notes pursuant thereto, prior to the sending of the notice to Holders, but in any event within 30 days following any Change of Control Triggering Event, the Company covenants to:

(1) repay in full all Indebtedness outstanding under such Credit Facilities or offer to repay in full all such Indebtedness and repay the Indebtedness of each lender who has accepted such offer; or

(2) obtain the requisite consent under such Credit Facilities to permit the purchase of the Notes as described above.

(g) The Company must first comply with clause (f) of this Section 4.13 before it will be required to purchase Notes in the event of a Change of Control Triggering Event; provided, however, that the Company’s failure to comply with clause (f) of this Section 4.13 or to make a Change of Control Offer to Purchase because of any such failure shall constitute a Default described in clause (4) in Section 6.01 (and not under clause (3) in Section 6.01 hereof); provided further, if the Company has instituted any liability management procedures or is otherwise engaged in obtaining the requisite consents under such Credit Facilities to permit the purchase of the Notes (such engagement to be determined by the Company in its sole discretion), the Company shall have an additional 30 days following the initial 30-day period after the occurrence of a Change of Control Triggering Event to secure such consents and no Default shall have occurred if such consents are obtained within such 30-day period.

Section 4.14 Limitation on Issuances of Guarantees by Subsidiary Guarantors.

The Company will not permit any Subsidiary Guarantor to Guarantee, directly or indirectly, any Indebtedness of the Company or any Subsidiary Guarantor (“Guaranteed Indebtedness”), unless:

(1) if the Guaranteed Indebtedness ranks equally in right of payment with the Notes or a Note Guarantee, the Guarantee of such Guaranteed Indebtedness will rank equally with, or subordinate to, the Note Guarantee; or

(2) if the Guaranteed Indebtedness is subordinate in right of payment to the Notes or a Note Guarantee, the Guarantee of such Guaranteed Indebtedness will be subordinated in right of payment to the Note Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee.

Section 4.15 Suspension of Covenants.

(1) If, on any date following the Issue Date, (i) the Notes are rated Investment Grade by at least two of S&P, Moody’s and Fitch (or, if any of S&P, Moody’s or Fitch have been replaced in accordance with the definition of “Rating Agencies,” by at least two of the then-applicable Rating Agencies) and (ii) no Default or Event of Default has occurred and is continuing under this Indenture (such date, the “Suspension Date”), the Company and its Restricted Subsidiaries will no longer be subject to Sections 4.06, 4.07, 4.08, 4.09, 4.10, 4.14, 4.18 or 5.01(3) hereof (such period during which the Company and its Restricted Subsidiaries are not subject to such covenants, a “Suspension Period”).

(2) In the event of any Suspension Period as a result of the foregoing, and on any subsequent date (such date, a “Reversion Date”) the Notes are no longer rated Investment Grade by two of S&P, Moody’s and Fitch (or, if any of S&P, Moody’s or Fitch have been replaced in accordance with the definition of “Rating Agencies,” by at least two of the then-applicable Rating Agencies), then the Company and its Restricted Subsidiaries will thereafter again be subject to such covenants under this Indenture with respect to future events.

(3) The Company shall promptly upon its occurrence deliver to the Trustee, an Officer’s Certificate notifying the Trustee of the occurrence of any Suspension Date or Reversion Date, and the date thereof. The Trustee shall not have any obligation to monitor the occurrence or dates of any Suspension Date or Reversion Date and may rely conclusively on such Officer’s Certificate. The Trustee shall not have any obligation to notify the Holders of the occurrence or dates of any Suspension Date or Reversion Date.

(4) On each Reversion Date, all Indebtedness Incurred during the Suspension Period shall be classified as having been Incurred pursuant to Section 4.08 hereof (to the extent such Indebtedness would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.08 hereof, such Indebtedness shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.08(d)(4) hereof. Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.06 hereof shall be made as though such covenant had been in effect since the Issue Date and prior, but not during, the Suspension Period; provided that any Subsidiaries designated as Restricted Subsidiaries during the Suspension Period shall automatically become Restricted Subsidiaries on the Reversion Date (subject to the Company’s right to subsequently designate them as Unrestricted Subsidiaries in compliance with Article 4 hereof). Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.06 hereof. No Default or Event of Default shall be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period. Within 30 days of such Reversion Date, the Company shall comply with the terms of Section 4.18 hereof.

(5) For purposes of Section 4.09 hereof, on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

Section 4.16 Maintenance of Total Unencumbered Assets.

The Company and its Restricted Subsidiaries shall, at all times, including for the avoidance of doubt during any Suspension Period, maintain Total Unencumbered Assets as of the end of each Fiscal Quarter of not less than 150.0% of the aggregate outstanding principal amount of the Company’s and its Restricted Subsidiaries’ Unsecured Debt as of the end of each Fiscal Quarter, all calculated on a consolidated basis in accordance with GAAP.

Section 4.17 Restrictions on Activities of the Corporate Co-Issuer.

The Corporate Co-Issuer does not and will not hold any material assets, and will not become liable for any material obligations or engage in any significant business activities, other than issuing the Notes and other similar notes and engaging in activities as it is required to do pursuant to this Indenture and other similar indentures; provided that the Corporate Co-Issuer may issue Equity Interests to the Company and may be a co-obligor or guarantor with respect to Indebtedness if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Subsidiaries (other than the Corporate Co-Issuer), and may engage in activities related thereto or necessary in connection therewith.

Section 4.18 Future Guarantors.

The Company will cause each Restricted Subsidiary that is not then an Issuer or a Subsidiary Guarantor, that (a) Incurs any Indebtedness under any of the Park Credit Agreements, any Additional Pari Passu Lien Obligations, any other Indebtedness incurred pursuant to Section 4.08(d)(1) and/or any Capital Markets Indebtedness or (b) Guarantees any Indebtedness of the Issuers or any Subsidiary Guarantor under any of the Park Credit Agreements, any Additional Pari Passu Lien Obligations, any other Indebtedness incurred pursuant to Section 4.08(d)(1) or any Capital Markets Indebtedness of the Issuers or any other Subsidiary Guarantor, to, within 20 Business Days thereof, execute and deliver to the Trustee a supplemental indenture in the form of Exhibit D hereto pursuant to which such Restricted Subsidiary shall become a Subsidiary Guarantor under this Indenture providing for a Guarantee by such Restricted Subsidiary on the same terms and conditions as those set forth in this Indenture and applicable to the other Subsidiary Guarantors; provided that this Section 4.18 will not be applicable to any Guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and that was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

Notwithstanding the foregoing, the Note Guarantee by a Subsidiary Guarantor that is a Restricted Subsidiary of the Company will be automatically released pursuant to Section 10.05 hereof.

Section 4.19 Limited Condition Transactions.

In connection with any Limited Condition Transaction (including any financing thereof), at the Company’s election, (a) compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the date a definitive agreement for such Limited Condition Transaction is entered into (the “effective date”) and not as of any later date as would otherwise be required under this Indenture, and (b) any calculation contemplated by Section 4.08 or any amount based on any other calculation or determination under any basket or ratio under this Indenture, may be made as of such effective date, giving Pro Forma effect to such Limited Condition Transaction and any related transactions (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the effective date. If the Company makes such an election, any subsequent calculation of any such ratio, basket and/or percentage (unless the definitive agreement for such Limited Condition Transaction expires or is terminated without its consummation) shall be calculated on an equivalent Pro Forma Basis. Notwithstanding the foregoing, the Company may at any time withdraw any election made hereunder.

ARTICLE 5

SUCCESSORS

Section 5.01 Consolidation, Merger and Sale of Assets.

Neither the Company, PK Domestic LLC nor the Corporate Co-Issuer will consolidate or merge with or into, or sell, convey, transfer or otherwise dispose (collectively, a “transfer”) of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into the Company unless:

(1) the Company, PK Domestic LLC or the Corporate Co-Issuer, as applicable, is the continuing Person, or the Person (if other than the Company, PK Domestic LLC or the Corporate Co-Issuer, as applicable) formed by such consolidation or into which the Company, PK Domestic LLC or the Corporate Co-Issuer, as applicable, is merged or that acquired such property and assets of the Company, PK Domestic LLC or the Corporate Co-Issuer, as applicable, is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof (such Person, a “Successor Company”) and expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of the Company, PK Domestic LLC or the Corporate Co-Issuer, as applicable, on the Notes and under this Indenture and the Security Documents; provided, that any Successor Company to the Corporate Co-Issuer must be a corporation;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) in the case of a transaction involving the Company, immediately after giving effect to such transaction on a Pro Forma Basis, the Company, or any Person becoming the successor obligor of the Notes, as the case may be, (A) could Incur at least $1.00 of Indebtedness in compliance with both clauses (a) and (c) of Section 4.08 hereof or (B) has a ratio of consolidated Indebtedness to Adjusted Total Assets that is no higher than the ratio of consolidated Indebtedness to Adjusted Total Assets of the Company immediately before giving effect to the transaction and any related Incurrence of Indebtedness; provided that this clause (3) will not apply to (i) a consolidation or merger of one or more Restricted Subsidiaries with or into the Company or (ii) any merger effected solely to change the state of domicile of the Company; and

(4) if the Company, PK Domestic LLC or the Corporate Co-Issuer, as applicable, will not be the continuing Person, the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture and other documents or instruments comply with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with;

provided, however that the provision described in this Section 5.01 shall not apply to the UPREIT Reorganization or any transactions pursuant thereto.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger or any transfer of all or substantially all of the Company’s, PK Domestic LLC’s or the Corporate Co-Issuer’s assets, in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company, PK Domestic LLC or the Corporate Co-Issuer, as applicable, is merged or to which such transfer is made, will succeed to, be substituted for, and may exercise every one of the Company’s, PK Domestic LLC’s or the Corporate Co-Issuer’s, as applicable, rights and powers under this Indenture with the same effect as if such successor Person had been named therein as the Company, PK Domestic LLC or the Corporate Co-Issuer, as applicable, and, except in the case of the lease or a sale or other transfer of less than all assets, the Company, PK Domestic LLC or the Corporate Co-Issuer, as applicable, will be released from the obligations under the Notes.

Notwithstanding the foregoing, PK Domestic LLC may merge, consolidate or amalgamate with or into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Company or any Restricted Subsidiary that is a Subsidiary Guarantor.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default in the payment of principal of, or premium, if any, on any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(3) default in the performance or breach of Section 5.01 hereof or the failure by the Company or any of its Restricted Subsidiaries to make or consummate an Offer to Purchase in accordance with Sections 4.09 or 4.13, which failure continues for a period of 30 days;

(4) default in the performance of or breach of any other covenant or agreement in this Indenture, the Security Documents or under the Notes (other than a default specified in clause (1), (2) or (3) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25.0% or more in aggregate principal amount of the Notes; provided that a notice of default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of default;

(5) there occurs with respect to any issue or issues of Indebtedness of the Issuers or any Significant Subsidiary having an outstanding principal amount of (i) $100.0 million or more in the aggregate, in the case of Recourse Indebtedness (other than the Notes), or (ii) $250.0 million or more in the aggregate, in the case of Non-Recourse Indebtedness, in each case, for all such issues of all such Persons, whether such Indebtedness now exists or is created after the date of this Indenture:

(A) an event of default that has caused the Holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration; and/or

(B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(6) any final judgment or order (not covered by insurance) for the payment of money in excess of $200.0 million in the aggregate for all such final judgments or orders against the Company, the Corporate Co-Issuer or any Significant Subsidiary:

(A) is rendered against the Company, the Corporate Co-Issuer or any Significant Subsidiary and is not paid or discharged; and

(B) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the Company, the Corporate Co-Issuer or any Significant Subsidiary to exceed $200.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(7) a court having jurisdiction enters a decree or order for:

(A) relief in respect of Parent, the Company or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

(B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Parent, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of Parent, the Company or any Significant Subsidiary; or

(C) the winding up or liquidation of the affairs of Parent, the Company or any Significant Subsidiary and, in each case, such decree or order remains unstayed and in effect for a period of 90 consecutive days;

(8) Parent, the Company or any Significant Subsidiary:

(A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law;

(B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Parent, the Company or any Significant Subsidiary or for all or substantially all of the property and assets of Parent, the Company or any Significant Subsidiary;

(C) effects any general assignment for the benefit of its creditors; or

(D) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture) or any Subsidiary Guarantor notifies the Trustee in writing that it denies or disaffirms its obligations under its Note Guarantee.

(9) with respect to any Collateral constituting a value of more than $50.0 million individually or in the aggregate, any of the Security Documents ceases to be in full force and effect (other than in accordance with the terms of the Security Documents and this Indenture), or any of the Security Documents ceases to give Holders the Liens purported to be created thereby, or any of the Security Documents is declared null and void or Parent, the Issuers or any Restricted Subsidiary denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case (i) other than in accordance with the terms of this Indenture or the terms of the Park Loan Documents or the Security Documents, (ii) except to the extent that any such cessation of the Liens results from the failure of an administrative agent under the Park Credit Agreements or the applicable “Authorized Representative” (as such term is defined in the Intercreditor Agreement), as the case may be, to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or to file UCC continuation statements or (iii) unless waived by the requisite lenders under the Park Credit Agreements if, after that waiver, the Company is in compliance with Article 12 hereof); provided that if a failure of the sort described in this clause (9) is capable of cure, no Event of Default shall arise under this clause (9) with respect thereto until 30 days after notice of such failure shall have been given to the Company by the Trustee or the Holders of at least 25.0% in principal amount of the then outstanding Notes.

Section 6.02 Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.01(7) or Section 6.01(8) above that occurs with respect to Parent, the Company or any Significant Subsidiary) occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuers (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written request of the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding will, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest will be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in Section 6.01(5) above has occurred and is continuing, such declaration of acceleration will be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to Section 6.01(5) shall be remedied or cured by the Issuers or the relevant Significant Subsidiary or waived by the Holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in Section 6.01(7) or Section 6.01(8) above occurs with respect to Parent, the Company or any Significant Subsidiary, the principal of, premium, if any, and accrued interest on the Notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuers and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(X) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(Y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, or interest on, the Notes (including in connection with an Offer to Purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

The Holders of at least a majority in aggregate principal amount of outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Collateral Agent, as applicable, or exercising any trust or power conferred on the Trustee or the Collateral Agent, as applicable. However, the Trustee or the Collateral Agent, as applicable, may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee or the Collateral Agent, as applicable, in personal liability, or that the Trustee or the Collateral Agent, as applicable, determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders.

Section 6.06 Limitation on Suits.

A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25.0% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity and security satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the provision of indemnity and security; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium on, if any, or interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Offer to Purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as Trustee of an express trust against the Issuers for the whole amount of principal of, premium on, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), their creditors or their property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Collateral Agent any amount due to each of them for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Collateral Agent and their agents and counsel, and any other amounts due the Trustee and the Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee and the Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order (subject to the Intercreditor Agreement):

First: to the Trustee (in each of its capacities hereunder, including, without limitation, in its capacity as Collateral Agent), its agents and attorneys for amounts due under the Indenture and the Security Documents, including payment of all compensation, expenses and liabilities incurred (including, without limitation, documented fees and expenses of legal counsel), and all advances made, by the Trustee and the Collateral Agent and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture, as modified or supplemented by a supplemental indenture, if any, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this clause (c) does not limit the effect of clause (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture or the Notes Documents will require the Trustee to expend or risk its own funds or incur any financial liability in the performance of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds is not reasonably assured to it or it has not received indemnity satisfactory to it against such risk of loss.

(f) The Trustee shall not be liable for interest on any money received by it and all such moneys shall remain uninvested. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee and Collateral Agent.

(a) The Trustee and the Collateral Agent may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee and the Collateral Agent need not investigate any fact or matter stated in the document.

(b) Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Collateral Agent may consult with counsel and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) Neither the Trustee nor the Collateral Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document, but the Trustee or the Collateral Agent, as the case may be, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Agent, as the case may be, shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuers, to examine the books, records and premises of the Issuers, personally or by agent or attorney, at the expense of the Issuers and shall Incur no liability of any kind by reason of such inquiry or investigation.

(d) The Trustee and the Collateral Agent may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(e) Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(f) Neither the Trustee nor the Collateral Agent shall be liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the Collateral Agent, as applicable, or the exercising of any power conferred by this Indenture and the Notes Documents. In the event the Trustee receives inconsistent or conflicting requests and indemnity from two or more groups of Holders of the Notes, each representing less than a majority in aggregate principal amount of the securities outstanding, the Trustee, in its sole discretion, may determine what action, if any, shall be taken and the Trustee may, in its discretion, take other actions permitted under this Indenture.

(g) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers shall be sufficient if signed by an Officer of the Issuers.

(h) In no event shall the Trustee or the Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Collateral Agent, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, the Collateral Agent and each agent, custodian and other Person employed to act hereunder.

(j) The Trustee may request that the Issuers deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k) The permissive rights of the Trustee and the Collateral Agent to do things enumerated in this Indenture and the Notes Documents shall not be construed as duties hereunder.

(l) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) Neither the Trustee nor the Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee or the Collateral Agent, as applicable, security and/or indemnity satisfactory to the Trustee or the Collateral Agent, as applicable, in its sole discretion, against the costs, expenses and liabilities which might be Incurred by it in compliance with such request or direction.

(n) Neither the Trustee nor the Collateral Agent shall be liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics or pandemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(o) Neither the Trustee nor the Collateral Agent shall have any duty to monitor or investigate the Issuers’ compliance with or breach of any representation, warranty, covenant or duty made in this Indenture. Delivery of reports, information and documents under Section 4.03 of this Indenture is for informational purposes only and the Trustee’s and the Collateral Agent’s receipt of such shall not constitute actual or constructive notice of any of the information therein including the Issuers’ compliance with any of its covenants hereunder (as to which the Trustee and the Collateral Agent are entitled to rely conclusively on Officer’s Certificates provided to them by the Company).

(p) Neither the Trustee nor the Collateral Agent shall be deemed to have notice of any Default or Event of Default, except an Event of Default under Section 6.01(1) or 6.01(2), unless a Responsible Officer of the Trustee or Collateral Agent, as applicable, has received written notice of such Default or Event of Default at the Corporate Trust Office of the Trustee or the Collateral Agent, as applicable.

(q) The resolutions, opinions, certificates and other instruments provided for in this Indenture may be accepted by the Trustee as conclusive evidence of the facts and conclusions stated therein and shall be full warrant, protection and authority to the Trustee for the release of Collateral or the taking of any other action by the Trustee as provided hereunder.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and the Trustee has received written notice of such Default or Event of Default, or in the case of a Default or Event of Default under Section 6.01(1) or 6.01(2) if it is known to the Trustee, the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after receipt of such written notice or in the case of a Default or Event of Default under Section 6.01(1) or 6.01(2) if it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium on, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the Trustee in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06 Reports by Trustee to Holders.

(a) Within 60 days after each May 15 beginning with the May 15 following the date of this Indenture, and for so long as the Notes remain outstanding, the Trustee shall deliver to the Holders a brief report dated as of such reporting date that complies with TIA §313(a) (but if no event described in TIA §313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA §313(b)(2). The Trustee shall also deliver all reports as required by TIA §313(c).

(b) A copy of each report at the time of its delivery to the Holders will be mailed or electronically delivered by the Trustee to the Issuers and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA §313(d). The Issuers shall promptly notify the Trustee in writing, when the Notes are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

(a) The Issuers shall, jointly and severally, pay to the Trustee (acting in any capacity, including as Collateral Agent) from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation will not be limited by any law on compensation of a Trustee of an express trust. The Issuers shall reimburse the Trustee and the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s and the Collateral Agent’s agents, professional advisers and legal counsel.

(b) The Issuers and the Guarantors shall, jointly and severally, indemnify the Trustee, acting in any capacity, including as Collateral Agent (including the Trustee’s and Collateral Agent’s officers, directors, agents, counsels and employees) against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its negligence (or with respect to the Collateral Agent, its gross negligence) or willful misconduct as determined by a final, non-appealable decision of a court of competent jurisdiction. Each of the Trustee and the Collateral Agent, as applicable, shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee and the Collateral Agent to so notify the Issuers shall not relieve the Issuers or any of the Guarantors of their obligations hereunder. The Issuers or such Guarantor shall defend the claim and the Trustee and the Collateral Agent, as applicable, shall cooperate in the defense. The Trustee and the Collateral Agent may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee and the Collateral Agent.

(d) To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal of, premium on, if any, or interest on, particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(e) Without prejudice to any other rights available to the Trustee or the Collateral Agent under applicable law, when the Trustee or the Collateral Agent incurs expenses or renders services after an Event of Default specified in clause (7) or (8) of Section 6.01 hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee shall comply with the provisions of TIA §313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by providing 30 days’ prior notice to the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10.0% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any State thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA §310(a)(1), (2) and (5). The Trustee is subject to TIA §310(b).

Section 7.11 Preferential Collection of Claims Against Issuers.

The Trustee is subject to TIA §311(a), excluding any creditor relationship listed in TIA §311(b). A Trustee who has resigned or been removed shall be subject to TIA §311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Issuers, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, or interest on such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Issuers’ obligations with respect to such Notes under Article 2 concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Issuers may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.03, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.13, 4.14, 4.15, 4.16, 4.17 and 4.18 and clauses (3) and (4) of Section 5.01 and Section 10.04 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Issuers and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), (4), (5), (6), (7) (with respect to Significant Subsidiaries only), (8) (with respect to Significant Subsidiaries only) and (9) will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under Section 8.02 or 8.03, respectively, hereof:

(1) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm, or firm of independent public accountants, to pay the principal of, premium on, if any, and interest on such outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that:

(A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Guarantors is a party or by which the Issuers or any of the Guarantors is bound;

(6) the Issuers must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by them with the intent of preferring the Holders over any other of their creditors or with the intent of defeating, hindering, delaying or defrauding any other of their creditors or others; and

(7) the Issuers must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium on, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest, has become due and payable shall be paid to the Issuers on their request or (if then held by the Issuers) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as Trustee thereof, will thereupon cease.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium on, if any, or interest on, any Note following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, the Issuers, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees or the Security Documents:

(1) to cure any ambiguity, defect, omission or inconsistency in this Indenture, the Notes, the Note Guarantees or the Security Documents;

(2) to provide for the assumption of the Issuers’ or a Guarantor’s obligations to Holders and the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ or such Guarantor’s assets to comply with Article 5 or Section 10.04;

(3) to comply with any requirements of the SEC in connection with the qualification of this Indenture under the TIA;

(4) to evidence and provide for the acceptance of an appointment by a successor Trustee;

(5) to provide for any Guarantee of the Notes, to secure the Notes or to confirm and evidence the release, termination or discharge of any Guarantee of or Lien securing the Notes when such release, termination or discharge is required or permitted by this Indenture;

(6) to add to the covenants of the Issuers or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(7) to provide for the issuance of Additional Notes and related Guarantees in accordance with the terms of this Indenture;

(8) to conform the text of this Indenture, the Notes, the Note Guarantees or the Security Documents to any provision of the “Description of the Notes” section of the Offering Memorandum;

(9) to add additional assets as Collateral, to release Collateral from the Lien pursuant to this Indenture and the Security Documents when permitted or required by this Indenture and the Security Documents, to secure additional extensions of credit and add additional secured creditors holding Obligations that are permitted to constitute Pari Passu Lien Obligations under the Security Documents pursuant to the terms of this Indenture;

(10) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of itself, the Trustee and the Holders, as security for the payment and performance of all or any portion of the Notes and the Issuers’ and Guarantors’ obligations under this Indenture, in any property or assets;

(11) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any Holder in any material respect;

(12) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act, or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13) to supplement any of the provisions of this Indenture to the extent necessary to permit or facilitate defeasance and discharge of the Notes; provided, that the action shall not adversely affect the interests of the Holders;

(14) provide for a reduction in the minimum denominations of the Notes; or

(15) comply with the rules of any applicable securities depositary.

Upon the request of the Issuers accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Sections 7.02, 9.05 and 13.03 hereof, the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders.

Except as provided below in this Section 9.02, the Issuers, the Guarantors, the Trustee and the Collateral Agent may amend or supplement this Indenture (including without limitation, Section 4.09 and Section 4.13 hereof), the Notes, the Note Guarantees and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes).

Upon the request of the Issuers accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee and the Collateral Agent of evidence satisfactory to the Trustee and the Collateral Agent of the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Collateral Agent of the documents described in Sections 7.02, 9.05 and 13.03 hereof, the Trustee and the Collateral Agent shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture, Security Document or intercreditor agreement unless such amended or supplemental indenture, Security Document or intercreditor agreement directly affects the Trustee’s and the Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee or Collateral Agent, as applicable, may in its discretion, but will not be obligated to, enter into such amended or supplemental indenture, Security Document or intercreditor agreement.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to deliver such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. However, without the consent of each Holder affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of, or premium, if any, or interest on, any Note;

(3) change the place of payment of principal of, or premium, if any, or interest on, any Note;

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note;

(5) reduce the above-stated percentages of outstanding Notes the consent of whose Holders is necessary to modify or amend this Indenture;

(6) waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(7) voluntarily release a Guarantor other than in accordance with this Indenture;

(8) after the time an Offer to Purchase is required to have been made pursuant to Section 4.09 and Section 4.13 hereof, reduce the purchase amount or price or extend the latest expiration date or purchase date thereunder;

(9) make any change to, or modification of, the ranking of the Notes that would adversely affect the Holders; or

(10) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults.

Notwithstanding the foregoing, except as contemplated by the Security Documents (including, without limitation, the Intercreditor Agreement), without the consent of Holders of at least 66 2/3% in the aggregate principal amount of Notes then outstanding, no amendment, supplement or waiver may (A) make any change in any Security Document or the provisions of this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Notes Obligations or (B) change or alter the priority of Liens securing the Notes Obligations in any material portion of the Collateral in any way materially adverse, taken as a whole, to the Holders, other than, in each case, as provided under the terms of this Indenture or the Security Documents.

Section 9.03 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.04 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05 Trustee and Collateral Agent to Sign Amendments, etc.

The Trustee and the Collateral Agent, if applicable, shall sign any amended or supplemental indenture, Security Document or intercreditor agreement authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable. Evidence of such approval shall be delivered to the Trustee with an Officer’s Certificate. In executing any amended or supplemental indenture, Security Document or intercreditor agreement, the Trustee or Collateral Agent, as applicable, shall receive and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture, Security Document or intercreditor agreement is authorized or permitted by this Indenture and the other Notes Documents and that such amendment or supplement is legal, valid, binding and enforceable in accordance with its terms. The Trustee shall have no responsibility for determining whether any amended or supplemental indenture, Security Document or intercreditor agreement will or may have an adverse effect on any Holder.

ARTICLE 10

NOTE GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder authenticated and delivered by the Trustee and to the Trustee and the Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture or the Notes as against either of the Issuers or the obligations of the Issuers hereunder or thereunder, that:

(1) the principal of, premium on, if any, and interest on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest on, the Notes, if lawful, and all other obligations of the Issuers to the Holders, the Trustee or the Collateral Agent hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture as against any of the Issuers, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of any of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c) If any Holder, the Trustee or the Collateral Agent is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by to any of the Trustee, the Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Collateral Agent, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03 Execution and Delivery of Note Guarantee.

To evidence its Note Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture will be executed on behalf of such Guarantor by one of its Officers. No Guarantor shall be required to make a notation on the Notes to reflect any Note Guarantee or any release, termination, suspension or discharge thereof.

If an Officer whose signature is on this Indenture or on the Note Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Note Guarantee is endorsed, the Note Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

The Company shall cause each Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 4.18 hereof to comply with the provisions of Section 4.18 and this Article 10, to the extent applicable.

Section 10.04 Subsidiary Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, no Subsidiary Guarantor shall consolidate or merge with or into, or transfer all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than the Company, PK Domestic LLC or another Subsidiary Guarantor), unless:

(1) such Subsidiary Guarantor is the continuing Person, or the Person (if other than such Subsidiary Guarantor) formed by such consolidation or into which such Subsidiary Guarantor is merged or that acquired such property and assets of such Subsidiary Guarantor is an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and expressly assumes, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of such Subsidiary Guarantor on the Note Guarantees and under this Indenture;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(3) to the extent any assets of the Person which is merged, consolidated or amalgamated with or into such Subsidiary Guarantor are assets that are Collateral under the Security Documents, such successor Person will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the Security Documents.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor Person will succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Section 10.05 Releases.

The Note Guarantee of a Subsidiary Guarantor will automatically terminate and be released upon:

(1) a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor, or the Capital Stock of the Subsidiary Guarantor such that the Subsidiary Guarantor is no longer a Restricted Subsidiary, in a transaction that is not prohibited by 4.09 hereof;

(2) the sale or disposition of all or substantially all of the assets of the Subsidiary Guarantor;

(3) the designation in accordance with this Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary;

(4) such time as such Subsidiary Guarantor is not a guarantor, borrower or other obligor, including by release or discharge, of or in respect of any of the following as to which it is or has been a guarantor, borrower or other obligor: (i) either of the Park Credit Agreements, (ii) any other Indebtedness incurred pursuant to Section 4.08(d)(1) and (iii) any Capital Markets Indebtedness; or

(5) defeasance or discharge of the Notes in accordance with Article 8 or Article 11 hereof.

At the written request and expense of any Issuer, the Trustee shall execute any documents reasonably required in order to evidence the release of such Guarantor from its obligations under its Note Guarantee.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (and all Note Guarantees and Collateral in respect of the Notes or the Note Guarantees shall be released), when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, as determined by the Issuers, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, and interest on, the Notes to the date of maturity or redemption;

(2) in respect of subclause (b) of clause (1) of this Section 11.01, no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings);

(3) the Issuers or any Guarantor have paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuers acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium on, if any, and interest on, the Notes for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or Governmental Authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium on, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

COLLATERAL AND SECURITY

Section 12.01 Security Interest.

The due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Notes and performance of all other Notes Obligations of the Issuers and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture (including, without limitation, the Note Guarantees), the Notes and the Security Documents, according to the terms hereunder or thereunder, are secured as provided in the Security Documents. Each Holder, by its acceptance thereof, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for the possession, use, foreclosure and release of Collateral) and the Intercreditor Agreement, in each case as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into the Security Documents (including, without limitation, the Intercreditor Agreement) and to perform its obligations and exercise its rights thereunder in accordance therewith. The Collateral Agent, in its capacity as Authorized Representative for the Notes Obligations, and each Holder acknowledges and agrees that upon such Authorized Representative’s entry into the Intercreditor Agreement, such Authorized Representative and each Holder, by its acceptance thereof, will be subject to and bound by the provisions of the Intercreditor Agreement as Notes Secured Parties. The Issuers will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Issuers will take, and will cause its Subsidiaries to take, upon request of the Trustee or Collateral Agent, any and all actions and make all filings, registrations and recordations (including the filing of UCC financing statements, continuation statements and amendments thereto) reasonably required to cause the Security Documents to create and maintain, as security for the Notes Obligations of the Issuers and the Guarantors under this Indenture, the Notes, the Notes Guarantee and the Security Documents, a valid and enforceable perfected first priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of itself, the Trustee and the Holders, equally and ratably with all Indebtedness owing under the Park Credit Agreements and the 2025 Senior Secured Notes, superior to and prior to the rights of all third Persons and subject to no other Liens than Permitted Liens, in each case, to the extent required by the Security Documents and subject to the Intercreditor Agreement.

Section 12.02 Collateral Agent.

(a) Each of the Holders by acceptance of the Notes hereby designates and appoint the Collateral Agent as their collateral agent under this Indenture and the Security Documents and each of the Holders by acceptance of the Notes hereby irrevocably authorize the Collateral Agent to (i) enter into the Security Documents, (ii) bind the Holders on the terms as set forth in the Security Documents and (iii) perform and observe their obligations under, take action under and exercise powers and perform duties as are expressly delegated to the Collateral Agent by the terms of this Indenture and the Security Documents, together with such powers as are reasonably incidental thereto. The Collateral Agent agrees to act as such on the express conditions contained in this Section 12.02. The provisions of this Section 12.02 are solely for the benefit of the Collateral Agent and none of the Trustee, any of the Holders or any of the Issuers or Guarantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in this Section 12.02. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Security Documents, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, in the Security Documents or reasonably incidental thereto, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or the Issuers or any Guarantors, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may execute any of their duties under this Indenture and the Security Documents by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Collateral Agent shall not be responsible for the negligence or misconduct of any agent, employee or attorney-in-fact appointed by it with due care.

(c) None of the Collateral Agent or any of its agents or employees shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with the Security Documents or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuers or any Guarantor, contained in this or any Indenture, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this or any other Indenture and the Security Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other Indenture or the Security Documents, or for any failure of the Issuers, the

Guarantors or any other party to this Indenture or the Security Documents to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of their agents or employees shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this or any other Indenture or the Security Documents or to inspect the properties, books or records of the Issuers or any Guarantor.

(d) The Collateral Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, PDF, electronic or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons of the Issuers or the Guarantors. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this or any other indenture or the Security Documents in accordance with a request or consent of the Trustee and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except an Event of Default under Section 6.01(1) or 6.01(2), unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 hereof; provided, however, that unless and until the Collateral Agent has received any such request, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

(f) The Collateral Agent may resign at any time by notice to the Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor Collateral Agent. If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition at the expense of the Issuers a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall include such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.02 (and Section 7.07 hereof) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was a Collateral Agent under this Indenture.

(g) The Trustee shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents, neither the Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents be responsible for any act or failure to act hereunder, except for its own willful misconduct or gross negligence.

(h) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon written request from the Issuers, the Trustee shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor, shall deliver such Collateral to it or otherwise deal with such Collateral in accordance with its instructions.

(i) Beyond the exercise of reasonable care in the custody thereof, the Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or Liens granted under this Indenture, any other Notes Document or any agreement or instrument contemplated hereby or thereby, other than its obligation to hold those certificated securities, if any, delivered to the Collateral Agent pursuant to, and in accordance with, the terms of the Notes Pledge Agreement, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) shall be the sole responsibility of the Issuers. The Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(j) The Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent (as determined by a final, nonappealable judgment by a court of competent jurisdiction), for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Collateral Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

(k) In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent, to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any person for any environmental liabilities and costs or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(l) No provision of this Indenture or the other Notes Documents shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Collateral Agent) if it shall have reasonable grounds for believing that repayment of such funds is not assured to it.

(m) The Holders shall be deemed to have consented to any request that the Collateral Agent may make under any of the Security Documents.

Section 12.03 Release of Collateral.

(a) The Liens on the Collateral will be released with respect to the Notes and the Note Guarantees:

(1) in whole, upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes and all other Notes Obligations under this Indenture, the Note Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(2) in whole, upon a Legal Defeasance or Covenant Defeasance as set forth in Article 8 hereof;

(3) in whole, upon satisfaction and discharge of this Indenture in accordance with Article 11 hereof;

(4) in part, as to any asset constituting Collateral, in accordance with the Security Documents (including, without limitation, the Intercreditor Agreement);

(5) except as contemplated by the Security Documents (including, without limitation, the Intercreditor Agreement), with the consent of Holders of at least 66 2/3% in the aggregate principal amount of Notes then outstanding, including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes as provided in Section 9.02 hereof;

(6) so long as no Event of Default has occurred and is continuing under this Indenture and subject to the terms of the Intercreditor Agreement, to the enable the Issuers and/or one or more Guarantors to (i) consummate the sale, transfer or other disposition of such property or assets to the extent consummated in accordance with the Park Loan Documents; provided that any proceeds with respect of such sale, transfer or other disposition shall not be required to be distributed to the Collateral Agent, the Trustee or the Holders in certain circumstances and/or (ii) effect the collateral substitution rights pursuant to the Park Loan Documents; or

(7) otherwise, in whole or in part, upon the release of such Liens under the Park Loan Documents in accordance with their terms.

(b) With respect to any release of Collateral pursuant to Section 12.03(a) hereof, the Company shall deliver to the Trustee and the Collateral Agent an Officer’s Certificate stating that all conditions precedent under this Indenture and the Security Documents relating to the execution and delivery of such release have been complied with and that such release will not violate the terms of this Indenture, the Intercreditor Agreement or any applicable Security Document.

Section 12.04 Authorization of Actions to Be Taken by the Trustee Under the Security Documents.

(a) Subject to the provisions of Section 7.01 and 7.02 hereof and the provisions of the Security Documents, the Trustee or the Collateral Agent may, in its sole discretion and without the consent of the Holders (but, without any obligation to do so), on behalf of the Holders, take all actions it deems necessary or appropriate in order to:

(1) enforce any of the terms of the Security Documents; and

(2) collect and receive any and all amounts payable in respect of the Notes Obligations of the Issuers or Guarantors hereunder.

(b) The Trustee and the Collateral Agent will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or of the Trustee).

(c) Where any provision of this Indenture, the Notes or the Security Documents relating to the Notes requires that additional property or assets be provided as Collateral, the Issuers shall, or shall cause the applicable Guarantors to, take any and all actions reasonably required to cause such additional property or assets to be provided as Collateral and to create and perfect a valid and enforceable first-priority security interest in such property or assets (subject to Permitted Liens and other exceptions in the Security Documents relating to the Notes) in favor of the Collateral Agent for the benefit of itself, the Trustee and the Holders in accordance with and to the extent required under this Indenture, the Notes and the Security Documents relating to the Notes and subject to the Intercreditor Agreement.

Section 12.05 Authorization of Receipt of Funds by the Trustee and Collateral Agent Under the Security Documents.

Subject to the provisions of the Intercreditor Agreement, the Trustee and the Collateral Agent are authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 12.06 Termination of Security Interest.

Upon the full and final payment and performance of all Notes Obligations of the Issuers under this Indenture and the Notes or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 11 hereof, the Trustee will, at the request of the Issuers, deliver a certificate to the Collateral Agent stating that such Notes Obligations have been paid in full, and instruct the Collateral Agent to release the Liens pursuant to this Indenture and the Security Documents. In addition, the Trustee will, if requested by the Issuers in writing in connection with any release of Collateral in accordance with Section 12.03 hereof, deliver a notice to the Collateral Agent, subject to the Security Documents, informing the Collateral Agent of such release and instructing the Collateral Agent to execute and deliver all instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and take such other actions, as may be reasonably required to evidence such release.

Section 12.07 Security Documents and Intercreditor Agreement.

The provisions of this Indenture relating to Collateral are subject to the provisions of the Security Documents (including, without limitation, the Intercreditor Agreement). The Issuers, the Guarantors, the Trustee and the Collateral Agent acknowledge and agree to be bound by the provisions of the Security Documents (including, without limitation, the Intercreditor Agreement). Notwithstanding anything herein to the contrary, the priority of the lien and security interest granted to the Collateral Agent pursuant to this Indenture and the other Security Documents and the exercise of any right or remedy by the Collateral Agent hereunder and thereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Indenture with respect to lien priority or rights and remedies in connection with the Common Collateral (as defined in the Intercreditor Agreement), the terms of the Intercreditor Agreement shall govern.

ARTICLE 13

MISCELLANEOUS

Section 13.01 Trust Indenture Act Controls.

If this Indenture is qualified under the TIA and any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties will control. As of the Issue Date, this Indenture is not subject to the TIA.

Section 13.02 Notices.

Any notice or communication by the Issuers, any Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested) or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

Park Hotels & Resorts Inc.

1775 Tysons Boulevard, 7th Floor

Tysons, Virginia 22102

Attention: General Counsel’s Office

With a copy to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Eve Howard, Esq.

If to the Trustee or the Collateral Agent:

U.S. Bank National Association

James Center II

1021 East Cary Street, Suite 1850

Richmond, VA 23219

Attention: Monique L. Green

The Issuers, any Guarantor, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications will be deemed to have been duly given: (i) if to the Trustee or the Collateral Agent, upon receipt by a Responsible Officer of the Trustee or Collateral Agent, as applicable, or (ii) if to the Issuers or any Guarantor, at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Failure to deliver a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. When the Notes are in global form, all notices to Holders will be sent pursuant to Applicable Procedures, and when done so, such notices will be deemed to have been delivered for purposes of this Indenture.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers deliver a notice or communication to Holders, they will deliver a copy to the Trustee, the Collateral Agent and each Agent at the same time.

Each of the Trustee and the Collateral Agent shall have the right to accept and act upon any notice, instruction, or other communication, including any funds transfer instruction, (each, a “Notice”) received pursuant to this Indenture or the Security Documents by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods). Electronic signatures believed by the Trustee or Collateral Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider identified by any other party hereto and acceptable to Trustee and the Collateral Agent) shall be deemed original signatures for all purposes. Each Issuer assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee or the Collateral Agent, including without limitation the risk of the Trustee or Collateral Agent acting on an unauthorized Notice and the risk of interception or misuse by third parties.

Notwithstanding any other provision of this Indenture or any other Notes Document, where this Indenture or any other Notes Document provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

Section 13.03 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee upon request:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.04 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.05 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06 No Personal Liability of Directors, Officers, Employees and Stockholders.

No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or any of the Guarantors in the Security Documents, this Indenture, or in any of the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future incorporator, partner, stockholder, officer, director, employee or controlling person in their capacity as such of the Issuers, the Guarantors or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.07 Governing Law; Waivers of Jury Trial.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE ISSUERS, THE TRUSTEE, THE COLLATERAL

AGENT, HOLDERS AND EACH OF THE GUARANTORS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 13.08 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or their Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.09 Successors.

All agreements of the Issuers in this Indenture and the Notes will bind its successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Section 10.05 hereof.

Section 13.10 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.11 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to all of the parties hereto and may be used in lieu of the original Indenture and signature pages for all purposes hereunder.

Section 13.12 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.13 Patriot Act.

The parties hereto acknowledge that in accordance with Section 326 of the Patriot Act, the Trustee and the Collateral Agent, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Collateral Agent. The parties to this Indenture agree that they will provide the Trustee and the Collateral Agent with such information as it may request in order for the Trustee and the Collateral Agent to satisfy the requirements of the Patriot Act.

Section 13.14 Force Majeure.

In no event shall the Trustee or the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee and the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.15 Submission to Jurisdiction.

Each of the Issuers and each Guarantor hereby irrevocably submits to the jurisdiction of any New York State court sitting in the Borough of Manhattan in the City of New York or any federal court sitting in the Southern District in the Borough of Manhattan in the City of New York in respect of any suit, action or proceeding arising out of or relating to this Indenture, the Notes, the Notes Guarantees or the Security Documents and irrevocably accepts for itself and in respect of its property, generally and unconditionally, jurisdiction of the aforesaid courts.

Section 13.16 Foreign Account Tax Compliance Act (FATCA).

In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”), the Issuers agree (i) to provide to U.S. Bank National Association sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions), to the extent reasonably available and at U.S. Bank National Association’s reasonable request, so U.S. Bank National Association can determine whether it has tax related obligations under Applicable Law, (ii) that U.S. Bank National Association shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which U.S. Bank National Association shall not have any liability, and (iii) to hold harmless U.S. Bank National Association for any losses it may suffer due to the actions it takes to comply with such Applicable Law. The terms of this Section 13.16 shall survive the termination of this Indenture.

[Signatures on following page]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

ISSUERS

PARK INTERMEDIATE HOLDINGS LLC

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr. Title: President and Chief Executive Officer

PK DOMESTIC PROPERTY LLC

By: Park Intermediate Holdings LLC, Managing Member

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr. Title: President and Chief Executive Officer

PK FINANCE CO-ISSUER INC.

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr. Title: President

PARENT

PARK HOTELS & RESORTS INC.

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr.
Title: Chairman, President and Chief Executive Officer

[Signature Page to Indenture]

SUBSIDIARY GUARANTORS

On behalf of the entities listed on Schedule A

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr. Title: President

Chesapeake Lodging, L.P.

By: PK Domestic Sub LLC, General Partner

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr. Title: President

Global Resort Partners

By: Global Resort Partners GP LLC, Partner

and

By: HLT Resorts GP LLC, Partner

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr. Title: President

[Signature Page to Indenture]

EPT Kansas City Limited Partnership

By: KC Plaza GP LLC,
General Partner

By:	/s/ Thomas J. Baltimore, Jr.
Name: Thomas J. Baltimore, Jr.
Title: President

[Signature Page to Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed and attested, all as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee and Collateral Agent

By:	/s/ Monique L. Green
Name: Monique L. Green
Title: Vice President

[Signature Page to Indenture]

SCHEDULE A

HLT NY Hilton LLC

G/B/H Four Star, LLC

Bonnet Creek Equity Holdings LLC

G/B/H Condo Owner, LLC

G/B/H Golf Course, LLC

Chicago Hilton LLC

Casa Marina Owner, LLC

Casa Marina Equity Holdings LLC

BRE/FL Development Parcels L.L.C.

Key West Reach Owner, LLC

Reach Equity Holdings LLC

HLT Resorts GP LLC

Global Resort Partners GP LLC

Hilton Land Investment 1, LLC

HLT San Jose LLC

PK Domestic Holdco LLC

PK Domestic Sub LLC

CHSP LLC

PK Domestic Lessee LLC

CHSP TRS LLC

Hilton CMBS Holdings LLC

Park Ala Moana LLC

CHSP Boston LLC

CHSP TRS Boston LLC

HLT Owned VIII Holding LLC

Puerto Rico Caribe Lessee LLC

Hilton Suites, LLC

Hilton El Segundo LLC

HLT Memphis LLC

HLT Domestic Owner LLC

Austin Lessee LLC

HLT Logan LLC

Boston Airport Lessee LLC

CHSP Newton LLC

CHSP TRS Newton LLC

Chicago Lessee LLC

Buckingham’s Chicago, LLC

Kitty O’Shea’s Chicago, LLC

CHSP Lakeshore LLC

CHSP TRS Lakeshore LLC

Crystal City LLC

Crystal City Lessee LLC

Cupertino Hotel Owner LLC

Cupertino Lessee LLC

HLT Operate DTWC LLC

Schedule A-1

Durango Lessee LLC

KC Plaza GP LLC

Kansas City Plaza Lessee LLC

Casa Marina Lessee LLC

Key West Reach Lessee LLC

McLean Hilton LLC

McLean Lessee LLC

Miami Airport LLC

Miami Airport Lessee LLC

CHSP Miami Beach Holdings LLC

RP Hotel Holdings, LLC

Park LA Holdings LLC

Hilton New Orleans LLC

Hilton Riverside, LLC

NORC Riparian Property, LLC

New Orleans Riverside Lessee LLC

CHSP French Quarter LLC

CHSP TRS French Quarter LLC

New York Lessee LLC

HLT CA Hilton LLC

Oakland Airport Lessee LLC

Bonnet Creek Hilton Lessee LLC

HLT Property Acquisition LLC

Lake Buena Vista Lessee LLC

Phoenix Lessee LLC

Salt Lake City Lessee LLC

San Diego Lessee LLC

CHSP San Diego LLC

CHSP TRS San Diego LLC

CHSP Mission Bay LLC

CHSP TRS Mission Bay LLC

CHSP Union Square LLC

CHSP TRS Union Square LLC

CHSP Fisherman Wharf LLC

CHSP TRS Fisherman Wharf LLC

CHSP Union Square II LLC

CHSP TRS Union Square II LLC

CHSP San Francisco LLC

CHSP TRS San Francisco LLC

San Jose Lessee LLC

Seattle Airport DT Lessee LLC

Hilton Seattle Airport LLC

Seattle Airport HLT Lessee LLC

CHSP Seattle LLC

CHSP TRS Seattle LLC

Short Hills Hilton LLC

Schedule A-2

Short Hills Lessee LLC

Sonoma Lessee LLC

Waikoloa Village Lessee LLC

CHSP Navy Yard LLC

CHSP TRS Navy Yard LLC

Park Las Vegas Lessee Holdings LLC

Park Embassy Alexandria Lessee Holdings LLC

HLT Alexandria Equity Holding LLC

Hilton OPB, LLC

HHC One Park Boulevard, LLC

Suite Life LLC

Hilton Orlando Partners III, LLC

Park DT Ontario Lessee Holdings LLC

DT Ontario GP LLC

Santa Barbara Lessee Holdings LLC

Santa Barbara JV Holdings LLC

DT Spokane Equity Holdings LLC

DTR TM Holdings, LLC

International Rivercenter, L.L.C.

Oakbrook Hilton Suites & Garden Inn LLC

PK Domestic REIT Inc.

Park US Lessee Holdings Inc.

Hilton International of Puerto Rico Inc.

RP Hotel Operating Co., Inc.

Park TRS Operating Company

Park TRS II Operating Company

Park-OCCC Hotel, Inc.

CHSP DC Holding Trust

RP Holdings Trust

New Orleans Rivercenter

Schedule A-3

EXHIBIT A

[Face of Note]

CUSIP/CINS ______

5.875% Senior Secured Notes due 2028

No. ___	$____________*

PARK INTERMEDIATE HOLDINGS LLC

PK DOMESTIC PROPERTY LLC

PK FINANCE CO-ISSUER INC.

, jointly and severally, promises to pay to                             or registered assigns,

the principal sum of DOLLARS [(as such sum may be increased or decreased as set forth on the Schedule of Exchanges of Interest on the Global Notes attached hereto)]1 on October 1, 2028.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

Dated: _______________

PARK INTERMEDIATE HOLDINGS LLC

By:
Name:
Title:

PK DOMESTIC PROPERTY LLC

By:
Name:
Title:

[1]	Use this only if the Note is a Global Note.

PK FINANCE CO-ISSUER INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	Dated:
Authorized Signatory

[Back of Note]

5.875% Senior Secured Notes due 2028

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. PARK INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (the “Company”), PK DOMESTIC PROPERTY LLC, a Delaware limited liability company (“PK Domestic LLC”) and PK FINANCE CO-ISSUER INC., a Delaware corporation (the “Corporate Co-Issuer,” and, together with the Company and PK Domestic LLC, the “Issuers”), jointly and severally promise to pay or cause to be paid interest on the principal amount of this Note at 5.875% per annum from ___________ until maturity. The Issuers will pay interest semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be April 1, 2021. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate equal to the then applicable interest rate on the Notes to the extent lawful.

Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders at the close of business on the March 15 or September 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, at the office or agency of the Paying Agent and Registrar within the City and State of New York, or, at the option of the Issuers, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of, premium on, if any, and interest on, all Global Notes and all other Notes the Holders of which will have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(4) INDENTURE. The Issuers issued the Notes under an Indenture dated as of September 18, 2020 (the “Indenture”) among the Issuers, Parent, the Subsidiary Guarantors, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are the secured obligations of PK Domestic LLC with respect to the Collateral and the unsecured obligations of the Issuers (other than PK Domestic LLC). The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(A) At any time prior to October 1, 2023, the Issuers may redeem, at their option, all or part of the Notes, upon not less than 10 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date).

(B) At any time on or after October 1, 2023, the Issuers will be entitled, at their option, on any one or more occasions, to redeem all or a part of the Notes, upon not less than 10 nor more than 60 days’ notice to the Holders (with a copy to the Trustee), at the redemption prices (expressed in percentages of the principal amount of the Notes to be redeemed), plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date), if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2023	102.938%
2024	101.469%
2025 and thereafter	100.000%

(C) At any time prior to October 1, 2023, the Issuers may redeem the Notes with the net cash proceeds from any Equity Offering at a redemption price equal to 105.875% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the redemption date), in an aggregate principal amount for all such redemptions not to exceed 40.0% of the original aggregate principal amount of the Notes, including any Additional Notes; provided that (i) in each case the redemption takes place not later than 180 days after the closing of the related Equity Offering and (ii) at least 60.0% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding immediately thereafter.

(D) Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(E) The Issuers or their Affiliates may at any time and from time to time purchase Notes. Any such purchases may be made through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices as well as with such consideration as the Issuers or any such Affiliates may determine.

(6) MANDATORY REDEMPTION. The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER.

(A) Unless (i) the Company has previously or concurrently sent a redemption notice with respect to all existing Notes as set forth in Section 3.07 of the Indenture and all conditions precedent applicable to such redemption notice have been satisfied or (ii) a third party makes an Offer to Purchase the Notes in the manner, at the time and otherwise in compliance with the requirements under the Indenture, the Issuers must commence, within 30 days of the occurrence of a Change of Control Triggering Event, an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the Payment Date.

(B) If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales, if, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not previously subject to an Offer to Purchase pursuant to Section 4.09 of the Indenture totals more than $100.0 million, the Company must commence, not later than 20 Business Days thereafter, and consummate an Offer to Purchase from the Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in Section 4.09 of the Indenture with respect to an Offer to Purchase or redeem with the proceeds of sales of assets, on a pro rata basis, an aggregate principal amount of Notes and such other pari passu Indebtedness equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus, in each case, accrued interest to the Payment Date.

(8) NOTICE OF REDEMPTION. At least 10 days but not more than 60 days before a redemption date, the Issuers will send a notice of redemption to each Holder whose Notes are to be redeemed at its registered address; provided that that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 11 thereof.

Any redemption of the Notes or any purchase of the Notes may at the Issuers’ option be subject to one or more conditions precedent. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the next succeeding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder may be treated as the owner of it for all purposes. Only registered Holders have rights under the Indenture.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The Notes are subject to the amendment, supplement and waiver provisions set forth in Article 9 of the Indenture.

(12) DEFAULTS AND REMEDIES. The Events of Default and remedies of the Holders pertaining to the Notes are set forth in Article 6 of the Indenture.

(13) TRUSTEE AND COLLATERAL AGENT DEALINGS WITH COMPANY. Each of the Trustee and the Collateral Agent, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee or the Collateral Agent, as the case may be.

(14) SECURITY. The Notes and the related Note Guarantees shall be secured by Liens on the Collateral, on the terms and subject to the conditions in the Indenture and the other Notes Documents. The Collateral Agent holds a Lien on the Collateral for the benefit of the Notes Secured Parties pursuant to the Indenture and the Security Documents.

(15) NO RECOURSE AGAINST OTHERS. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or any of the Guarantors in the Security Documents, the Indenture, or in the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future incorporator, partner, stockholder, officer, director, employee or controlling person in their capacity as such of the Issuers, the Guarantors or of any successor Person thereof. Each Holder, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(16) AUTHENTICATION. This Note will not be valid until authenticated by the manual or electronic signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE, THE NOTE GUARANTEES AND THE SECURITY DOCUMENTS WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Park Hotels & Resorts Inc.

1775 Tysons Boulevard, 7th Floor

Tysons, Virginia 22102

Attention: General Counsel’s Office

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date: _______________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.09 or 4.13 of the Indenture, check the appropriate box below:

☐ Section 4.09 ☐ Section 4.13

If you want to elect to have only part of the Note purchased by the Issuers pursuant to Section 4.09 or Section 4.13 of the Indenture, state the amount you elect to have purchased:

$_______________

Date: _______________

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: _________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

[SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:]

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Park Hotels & Resorts Inc.

1775 Tysons Boulevard, 7th Floor

Tysons, Virginia 22102

U.S. Bank National Association

James Center II

1021 East Cary Street, Suite 1850

Richmond, VA 23219

Attention: Monique L. Green

Re: 5.875% Senior Secured Notes due 2028

Reference is hereby made to the Indenture, dated as of September 18, 2020 (the “Indenture”), among Park Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), PK Domestic Property LLC, a Delaware limited liability company (“PK Domestic LLC”), PK Finance Co-Issuer Inc., a Delaware corporation (the “Corporate Co-Issuer,” and, together with the Company and PK Domestic LLC, the “Issuers”), Park Hotels & Resorts Inc., the Subsidiary Guarantors party thereto and U.S. Bank National Association, as Trustee and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________, (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $__________ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Restricted Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note, Restricted Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a Restricted Definitive Note or a beneficial interest in a Restricted Global Note or in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to any other available exemption from the registration requirements of the Securities Act, which certification is supported by an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification) to the effect that such Transfer is in compliance with the Securities Act;

or

(b) ☐ such Transfer is being effected to the Issuers or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP __________), or

(ii)	☐ Regulation S Global Note (CUSIP __________), or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP __________), or

(ii)	☐ Regulation S Global Note (CUSIP __________), or

(iv)	☐ Unrestricted Global Note (CUSIP __________); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Park Hotels & Resorts Inc.

1775 Tysons Boulevard, 7th Floor

Tysons, Virginia 22102

U.S. Bank National Association

James Center II

1021 East Cary Street, Suite 1850

Richmond, VA 23219

Attention: Monique L. Green

Re: 5.875% Senior Secured Notes due 2028

Reference is hereby made to the Indenture, dated as of September 18, 2020 (the “Indenture”), among Park Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), PK Domestic Property LLC, a Delaware limited liability company (“PK Domestic LLC”), PK Finance Co-Issuer Inc., a Delaware corporation (the “Corporate Co-Issuer,” and, together with the Company and PK Domestic LLC, the “Issuers”), Park Hotels & Resorts Inc., the Subsidiary Guarantors party thereto and U.S. Bank National Association, as Trustee and Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

__________, (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $ __________in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies that (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(a) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note,

☐ Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ______________________

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of __________, ____, among __________ (the “Guaranteeing Entity”), Park Intermediate Holdings LLC, a Delaware limited liability company (the “Company”), PK Domestic Property LLC, a Delaware limited liability company (“PK Domestic LLC”), PK Finance Co-Issuer Inc., a Delaware corporation (the “Corporate Co-Issuer,” and, together with the Company and PK Domestic LLC, the “Issuers”), and U.S. Bank National Association, as Trustee (in such capacity, the “Trustee”) and Collateral Agent (in such capacity, the “Collateral Agent”), in each case, under the Indenture referred to below, as ratified by the other Subsidiary Guarantors (as defined in the Indenture referred to herein).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of September 18, 2020 providing for the issuance of 5.875% Senior Secured Notes due 2028 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Entity shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Entity shall unconditionally guarantee all of the Issuers’ obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Entity and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Entity hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or any of the Guarantors in the Security Documents, the Indenture, or in the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any past, present or future incorporator, partner, stockholder, officer, director, employee or controlling person in their capacity as such of the Issuers, the Guarantors or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Entity and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated: _______________,

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

[PK DOMESTIC LLC]

By:
Name:
Title:

[CORPORATE CO-ISSUER]

By:
Name:
Title:

Ratified and Acknowledged:

[EXISTING GUARANTORS]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, solely in its capacities as Trustee and Collateral Agent and not in its individual capacity

By:
Name:
Title:

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